Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

January 6, 2025

among

THE WALT DISNEY COMPANY,

HULU, LLC

and

FUBOTV INC.

ANNEXES

7.11(a)	Fubo Reorganization
7.14(a)(i)	Terms of the Tax Receivables Agreement and terms of the tax provisions of the Newco Operating Agreement
7.14(a)(ii)	Terms of the Registration Rights Agreement
7.14(a)(iii)	Terms of the HL Commercial Services Agreement, the HL Transition Services Agreement and the Hulu Brand License Agreement
7.14(a)(iv)	Terms of the corporate governance provisions of the Newco Operating Agreement and the Stockholders Agreement and terms of the Organizational Documents of Fubo

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 6, 2025 among The Walt Disney Company, a Delaware corporation (“Parent”), Hulu, LLC, a Delaware limited liability company (“Hulu”), and fuboTV Inc., a Florida corporation (“Fubo”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent, Hulu and Fubo desire to combine the HL Business and the HL Business Assets with the business of Fubo in a transaction involving the following steps (collectively, the “Transactions”):

(i) prior to the Closing, Hulu will undertake the Hulu Reorganization and, as part of the Hulu Reorganization, Hulu will (A) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “HL”), by filing a Certificate of Formation with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), (B) contribute the HL Business and the HL Business Assets to HL, (C) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “Newco”), by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (D) effect and complete the HL Subscriber Contract Terms Update;

(ii) prior to the Closing, Fubo will undertake the Fubo Reorganization and, as part of the Fubo Reorganization, Fubo will (A) form a Delaware limited liability company, as a direct wholly owned subsidiary of Fubo (such subsidiary, “Fubo OpCo”), by filing a Certificate of Formation with the DSOS in accordance with the DLLCA, and (B) contribute the entirety of Fubo’s business (except as set forth in Section 7.11(b) (solely with respect to Molotov)) to Fubo OpCo prior to the Closing or to Newco at the Closing in accordance with Section 7.11(a);

(iii) immediately prior to the Closing, Fubo will (A) effect the conversion of Fubo from a Florida corporation to a Delaware corporation (the “Fubo Conversion”), on the terms and subject to the conditions set forth herein and in the Plan of Conversion, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), (B) file Articles of Conversion with the Florida Department of State, Division of Corporations (the “FDOS”) in accordance with the FBCA and a Certificate of Conversion with the DSOS in accordance with the DGCL, (C) authorize and adopt a certificate of incorporation in the form of the Certificate of Incorporation of Fubo, by filing the Certificate of Incorporation of Fubo with the DSOS in accordance with the DGCL, and (D) adopt new bylaws in the form of the Bylaws of Fubo in accordance with the DGCL;

(iv) at the Closing, Hulu will contribute the HL Business and the HL Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (the “HL Contribution”); and

(v) at the Closing, immediately following the HL Contribution, (A) Fubo will make a contribution to Newco that includes all of its right, title and interest in, to and under 100% of the equity interests of Fubo OpCo and Fubo’s businesses in exchange for a number of Newco Units (the “Fubo Contribution”) such that, after giving effect to the Fubo Contribution, (1) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (2) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco (the “Fubo-Owned Newco Units”), (B) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco, and (C) Fubo will issue to Hulu for cash a number of shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo, which Class B Common Stock will be cancelled for no consideration in connection with an exchange of an equal amount of Newco Units for Class A Common Stock (or cash) in accordance with the Newco Operating Agreement;

WHEREAS, the board of directors of Fubo has unanimously (a) determined that it is in the best interests of Fubo and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved and adopted the execution, delivery and performance by Fubo of this Agreement and the consummation of the Transactions and (c) resolved to recommend approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the shareholders of Fubo entitled to vote thereon; and

WHEREAS, the board of directors of Hulu has unanimously (a) determined that it is in the best interests of Hulu and its members, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by Hulu of this Agreement and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Hulu and Fubo hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) As used herein, including the recitals hereto, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to Fubo that (a) contains confidentiality and use provisions that are not, in the aggregate, materially less favorable to Fubo than the terms of the Confidentiality Agreement and (b) does not contain any exclusivity provision or other term that would restrict, in any manner, Fubo’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Alternative Proposals.

2

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, at all times after the Closing, Fubo, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Affiliates of Parent and its other Subsidiaries (including Hulu), on the other hand, and vice versa.

“Alternative Proposal” means any indication of interest, offer or proposal (other than an offer or proposal by Hulu) to engage in an Alternative Transaction.

“Alternative Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving Fubo pursuant to which any Person or “group” (as defined under Section 13(d) of the Exchange Act) would hold shares of Fubo Common Stock representing more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction or as a result of which the shareholders of Fubo (as a group) immediately prior to the consummation of such transaction would hold shares of Fubo Common Stock representing less than eighty percent (80%) of the voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale or disposition of tangible or intangible assets or businesses that constitute or represent more than twenty percent (20%) of the consolidated assets or revenues of Fubo and its Subsidiaries, taken as a whole (measured by the fair market value thereof, as determined in good faith by Fubo’s Board of Directors or any authorized committee thereof); or (d) any liquidation or dissolution of Fubo; provided, however, that the transactions contemplated by this Agreement shall be deemed to not be an Alternative Transaction in any case.

“Ancillary Agreements” means, collectively, the following agreements:

(i) the Newco Operating Agreement;

(ii) the Stockholders Agreement;

(iii) the Tax Receivables Agreement;

(iv) the Registration Rights Agreement;

(v) the HL Transition Services Agreement;

(vi) the HL Commercial Services Agreement;

(vii) the Hulu Brand License Agreement;

(viii) the Reorganization Documents; and

(ix) the French Put Option.

3

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Bylaws of Fubo” means the Bylaws of Fubo, a Delaware corporation, as contemplated by Section 7.14(b).

“Carriage Agreement” means any Contract relating to retransmission, affiliation, exhibition, distribution, subdistribution, carriage, display or broadcast of any programming service (including any network, streaming service or feed), whether on a linear, on-demand, interactive, streaming or other basis.

“Certificate of Incorporation of Fubo” means the Certificate of Incorporation of Fubo, a Delaware corporation, as contemplated by Section 7.14(b).

“Class A Common Stock” has the meaning ascribed thereto in Annex 7.14(a)(i) and, for the avoidance of doubt, means the class of common stock of Fubo that will remain publicly traded following the Closing.

“Class B Common Stock” has the meaning ascribed thereto in Annex 7.14(a)(i) and, for the avoidance of doubt, means a class of common stock of Fubo consisting of non-economic, voting shares following the Closing.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of December 29, 2024, by and between Fubo and Parent.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding agreement, contract, loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license or other agreement.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code or (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to any Hulu ERISA Affiliate.

4

“Copyleft License” means any license for Open Source Software or software license that requires, as a condition of the use, modification or distribution of the software subject to such license, that other software linked, called by or distributed with the software subject to the license be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind or (d) redistributable at no charge.

“Delaware Certificate of Conversion” means the certificate of conversion to be filed by Fubo with the DSOS pursuant to the Plan of Conversion.

“Delay Payment” shall have the meaning set forth in Section 1.01(a)(i) of the Hulu Disclosure Letter.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Notes” means Fubo’s 3.25% Convertible Senior Notes due 2026 and Convertible Senior Secured Notes due 2029.

“Florida Articles of Conversion” means the articles of conversion to be filed by Fubo with the FDOS pursuant to the Plan of Conversion.

“French Put Option” means that certain Put Option Agreement, dated as of the date hereof, by and between Fubo and Hulu.

“Fubo 10-K” means Fubo’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Fubo Ad Sales Employee” means each employee of Fubo who is set forth on Section 1.01(a)(i) of the Fubo Disclosure Letter and any individual that is hired to replace any such employee prior to the Closing Date in accordance with Section 6.01, including, in each case, each such employee who as of the Closing Date is on a leave of absence or vacation; provided, however, that Fubo may elect to remove employees from Section 1.01(a)(i) of the Fubo Disclosure Letter in its discretion, prior to the Closing, upon written notice to Hulu, and Section 1.01(a)(i) of the Fubo Disclosure Letter shall be deemed automatically updated to reflect any such removal or any termination of the employment of any employee identified on Section 1.01(a)(i) of the Fubo Disclosure Letter from time to time for any reason.

“Fubo Balance Sheet” means the audited consolidated balance sheet of Fubo as of December 31, 2023, and the footnotes thereto set forth in the Fubo 10-K.

“Fubo Business Intellectual Property” means Intellectual Property that is (i) used or held for use in Fubo’s business or (ii) owned, co-owned, used, or controlled by or licensed to Fubo or the Fubo Subsidiaries.

5

“Fubo Equity-Based Awards” means, collectively, each Fubo Option, each Fubo Restricted Stock Unit and each Fubo Performance Stock Unit.

“Fubo Material Adverse Effect” means, with respect to Fubo, any fact, circumstance, occurrence, event, development, change or condition (each, an “Effect”, and collectively “Effects”), either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of Fubo and the Fubo Subsidiaries, taken as a whole; provided, however, that any such Effect shall not be considered in determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from (a) any change or prospective change after the date hereof in Law or GAAP or interpretations thereof, (b) economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange, (c) domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing, (d) any change in Fubo’s stock price, trading volume, credit rating or ratings outlook, (e) the announcement or pendency of this Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the terms of this Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to Section 6.01), or the consummation of any Settlement Transactions (including the identity of Hulu, Parent or any of their respective Affiliates) (in each case, other than for the purposes of any representation or warranty contained in Sections 4.03(a) and 4.03(b)), including the impact thereof on Fubo’s and its Subsidiaries’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Fubo or its Subsidiaries, (f) acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any Governmental Entity in response to the foregoing, (g) the failure, in and of itself, of Fubo to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets, (h) any Effect generally affecting the industries, jurisdictions or geographic areas in which Fubo and its Subsidiaries operate, (i) any action taken or omitted by Fubo or any of its Subsidiaries in accordance with the written request or direction of Parent or Hulu, or the taking or omission by Fubo or any of its Subsidiaries of any action or omission in accordance with this Agreement or any Ancillary Agreement that Fubo is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under Section 6.01), (j) any Effect caused by any action taken by Parent, Hulu, HL or any of their Affiliates in connection with the item set forth on Section 1.01(a)(ii) of the Fubo Disclosure Letter, including any action taken by Fubo prior to the date hereof in response to such actions of Parent, Hulu, HL or any of their Affiliates, and (k) any Action brought by or on behalf of any current or former shareholders of Fubo (on their own behalf or on behalf of Fubo) or by Parent or any of its Affiliates arising out of the Transactions or the Settlement; provided, however, that (i) the exceptions in clauses (d) or (g) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition) is, or would reasonably be expected to be, a Fubo Material Adverse Effect and (ii) any Effect referred to in clauses (a), (b), (c), (f) or (h) shall be taken into account for purposes of determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects Fubo in a disproportionate manner as compared to other participants in the industries in which Fubo and the Fubo Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Fubo Material Adverse Effect.

6

“Fubo Option” means an option to purchase Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.

“Fubo PEO Plan” means each Fubo Benefit Plan maintained or sponsored by a professional employer organization that is engaged by Fubo or any of the Fubo Subsidiaries for the benefit of any current or former employee of Fubo or any of the Fubo Subsidiaries.

“Fubo Performance Stock Unit” means an award of performance-based restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.

“Fubo Related Parties” means, collectively, Fubo, its Affiliates, each of the direct and indirect shareholders, partners, managers or other equity security holders of Fubo or any of its Affiliates and any Representative of any of the foregoing.

“Fubo Restricted Stock Unit” means an award of restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.

“Fubo SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by Fubo with the SEC.

“Fubo Stock Plans” means the 2015 Equity Incentive Plan, the 2020 Equity Incentive Plan, the 2022 Employment Inducement Equity Plan, the 2023 Employment Inducement Equity Incentive Plan and the 2024 Employment Inducement Equity Incentive Plan, each as amended to date.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

7

“HL Asset Taxes” means ad valorem, property, excise, severance, sales, use and similar Taxes based upon the acquisition, operation or ownership of the HL Business Assets, but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.

“HL Business” means the business of negotiating and administering Carriage Agreements and similar Contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service.

“HL Business Intellectual Property” means Intellectual Property that is (i) exclusively related to the HL Business (including any Live TV IP) or (ii) owned, co-owned, used or controlled by or licensed to HL immediately following the Hulu Reorganization.

“HL DMVPD Service” means the linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the date of this Agreement and operated by Hulu.

“HL Material Adverse Effect” means, with respect to the HL Business and the HL Business Assets, any Effect, either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the HL Business and the HL Business Assets, taken as a whole; provided, however, that any such Effect shall not be considered in determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from (a) any change or prospective change after the date hereof in Law or GAAP or interpretations thereof, (b) economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange, (c) domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing, (d) the announcement or pendency of this Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the terms of this Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to Section 6.02), or the consummation of any Settlement Transactions (including the identity of Fubo or any of its Affiliates) (in each case, other than for the purposes of any representation or warranty contained in Sections 5.02(a) and 5.02(b)), including the impact thereof on Hulu’s and its Affiliates’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Hulu or its Affiliates, (e) acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any Governmental Entity in response to the foregoing, (f) the failure, in and of itself, of the HL Business or the HL Business Assets to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets, (g) any Effect generally affecting the industries, jurisdictions or geographic areas in which Hulu and its Affiliates operate, (h) any action taken or omitted by Hulu or any of its Affiliates in accordance with the written request or direction of Fubo, or the taking or omission by Hulu or any of its Affiliates of any action or omission in accordance with this Agreement or any Ancillary Agreement that Hulu is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under Section 6.02) and (i) any Action brought by or on behalf of any current or former stockholders of Parent (on their own behalf or on behalf of Parent) or by Fubo or any of its Subsidiaries arising out of the Transactions or the Settlement; provided, however, that (i) the exception in clause (f) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition) is, or would reasonably be expected to be, a HL Material Adverse Effect and (ii) any Effect referred to in clauses (a), (b), (c), (e) or (g) shall be taken into account for purposes of determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects the HL Business or the HL Business Assets, in a disproportionate manner as compared to other participants in the industries in which the HL Business or the HL Business Assets operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a HL Material Adverse Effect.

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“HL Subscriber Contract” means any Contract with subscribers or other customers to the HL DMVPD Service.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hulu ERISA Affiliate” means any Person (other than Hulu) that, together with Hulu, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, excluding any HL Subsidiary.

“Hulu Related Parties” means, collectively, Hulu, its Affiliates, each of the direct and indirect shareholders, partners, managers or other equity security holders of Hulu or any of its Affiliates and any Representative of any of the foregoing.

“Intellectual Property” means intellectual property and intellectual property rights existing under the laws in any jurisdiction, including all (a) patents and applications therefor, including reissuances, revisions, extensions, reexaminations, provisionals, divisions, continuations, continuations in part and renewals, (b) trademarks, service marks, logos, trade dress, trade names and other indicia of origin, whether registered or unregistered, and all applications or registrations for the foregoing, all renewals and extensions thereof and all common law rights and goodwill associated therewith and symbolized thereby (collectively, “Marks”), (c) URLs, Internet domain names and social media accounts, (d) works of authorship, copyrights (whether registered or unregistered) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (e) trade secrets and other confidential or proprietary information, know-how, inventions, discoveries, improvements, methods, techniques, systems, processes, procedures, programs, codes, designs, compilations, formulas, schematics and drawings (collectively, “Trade Secrets”) and (f) all other intellectual property or proprietary rights.

9

“Intended Tax Treatment” means (i) the Fubo Conversion shall qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) each HL Subsidiary will be at all times from its formation until the Closing classified as a disregarded entity for U.S. federal income tax purposes, (iii) as of the Closing, no HL Subsidiary will be the successor of any other entity under Section 381 of the Code (or any similar provision of applicable Tax Law), (iv) actions described in clauses (ii) and (iii) of the Hulu Reorganization be disregarded for U.S. federal income tax purposes and (v) the Fubo Contribution and HL Contribution shall be treated as a contribution of the assets of Fubo OpCo and HL, respectively, in exchange for partnership interests in Newco governed by Section 721 of the Code and the assumption by Newco of certain “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) of Fubo OpCo and HL, respectively and to the extent applicable, as a reimbursement of certain preformation capital expenditures pursuant to Treasury Regulations Section 1.707-(d).

“Intervening Event” means a fact, circumstance, occurrence, event, development, change or condition that (a) was not known to the Fubo Board as of the date hereof or, if known, the material consequences of which were not reasonably foreseeable by the Fubo Board as of the date hereof and (b) does not relate to an Alternative Proposal; provided that no fact, circumstance, occurrence, event, development, change or condition to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether an Intervening Event has occurred: (i) changes in Fubo’s stock price or the trading volume of Fubo’s stock, in and of itself, (ii) Fubo meeting or exceeding any estimates or expectations of Fubo’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or (iii) Fubo meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or facts, unless such changes or facts would otherwise be excepted from this definition of an Intervening Event).

“Investors Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 2, 2024, by and between Fubo and the investors party thereto.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems.

“Law” means any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

10

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loss” means any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable and documented third-party attorneys’ fees and expenses).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code intentionally designed to perform any of the following functions: harming or otherwise impeding in any manner the authorized operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

“Newco Operating Agreement” means the amended and restated limited liability company agreement of Newco contemplated by Section 7.14(a)(iv).

“Newco Units” has the meaning ascribed to the term “Units” in the Newco Operating Agreement.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of, or agreement with, any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents of Fubo” means the Certificate of Incorporation of Fubo and the Bylaws of Fubo.

“Parent Retained Business” means any business conducted by Parent or any of its Affiliates, whether undertaken prior to or after the date of this Agreement, other than the HL Business.

“Parent Retained Tax Liabilities” means (a) all income Taxes imposed by any applicable Laws on Parent, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) all HL Asset Taxes that became due and payable prior to the HL Contribution, (c) all Taxes to the extent arising out of or relating to the Hulu Reorganization or the HL Contribution (other than Transfer Taxes allocated to Newco pursuant to Section 7.03(a)), and (d) any Taxes imposed on or with respect to the ownership or operation of the Parent Retained Business or that are attributable to any asset of Parent or any of its direct or indirect owners or Affiliates that is not part of the HL Business Assets.

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“Permitted Lien” means (i) Liens reserved against or identified in the Fubo Balance Sheet or the HL Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes that are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the consolidated financial statements of Fubo or Parent, as applicable, (iii) Liens set forth on Section 1.01(a)(iii) of the Fubo Disclosure Letter or Section 1.01(a)(ii) of the Hulu Disclosure Letter, as the case may be, (iv) in the case of any Contract, Liens that are a restriction against the transfer or assignment thereof and are included in the term of such Contract, (v) non-exclusive licenses to use Intellectual Property granted in the ordinary course of business, (vi) restrictions on the transfer of securities arising under applicable Law and (vii) those Liens that, individually or in the aggregate, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Fubo and the Fubo Subsidiaries or the HL Subsidiaries, in each case, taken as a whole.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Personal Data” means any information that alone or in combination with other information could be used to identify, or otherwise relates to, a natural individual or household, and includes information that is defined as “personal data”, “personally identifiable information”, “personal information”, or any similar term under any applicable Law.

“Plan of Conversion” means the Plan of Conversion of Fubo contemplated by Section 7.14(b), to be adopted in connection with the Fubo Conversion.

“Privacy Laws” means all Laws, guidance, guidelines or standards, in each case, as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, data security or Processing of Personal Data; data breach notification; website and mobile application privacy policies and practices; the Processing of payment card information; the interception of electronic communications; the tracking or monitoring of online activity; data- or web-scraping; advertising or marketing; and email, text message, or telephone communications, in each case with respect to Personal Data.

“Process”, “Processed” or “Processing” means any operation or set of operations which is (a) performed on information, including Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, or (b) considered “processing” by any applicable Privacy Laws.

“Registered Intellectual Property” means all (a) Intellectual Property that has been registered with or issued by, or is the subject of a pending application with or from, any Governmental Entity or an Internet domain name registrar, including patents and patent applications, registered or applied for Marks, registered Copyrights and Copyright applications and Internet domain names, and (b) social media accounts.

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“Representative” means, with respect to any Person, its Affiliates or any of its or its Affiliates’ respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.

“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any person that has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated persons established pursuant to Sanctions.

“Sanctions” means all applicable export control and economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, and the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through IT Assets that jeopardizes or impacts the confidentiality, integrity or availability of IT Assets or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Series AA Fubo Preferred Stock” means the 35,800,000 shares of Fubo Preferred Stock designated as Series AA Convertible Preferred Stock.

“Settlement” means the settlement between the Plaintiffs fuboTV Inc. and fuboTV Media, Inc. (collectively, the “Plaintiffs”) and Defendants The Walt Disney Company, ESPN, Inc., ESPN Enterprises, Inc., Hulu, LLC, Fox Corporation, and Warner Bros. Discovery, Inc. (collectively, the “Defendants”) that resolves all claims in the case fuboTV Inc. v. The Walt Disney Co., No. 24-cv-1363-MMG (S.D.N.Y.) as detailed in the Settlement Documents.

“Settlement Documents” means the Contracts entered into by the Plaintiffs and the Defendants with respect to the Settlement, including the Settlement Agreement, dated as of the date of this Agreement, by and between the Plaintiffs and the Defendants (the “Settlement Agreement”), and the Contracts and other documents and instruments entered into or contemplated to be entered into in connection with the Settlement Agreement.

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“Settlement Transactions” means the transactions contemplated by the Settlement and the Settlement Documents.

“Stockholders Agreement” means the stockholders agreement contemplated by Section 7.14(a)(iv).

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. Notwithstanding the foregoing, for purposes of this Agreement, at all times after the Closing, (a) Newco and its Subsidiaries shall be deemed to be Subsidiaries of Fubo and (b) Fubo, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Parent) or any other Subsidiary of any such parent company, on the other hand.

“Superior Proposal” means a written, bona fide Alternative Proposal that did not result from a breach of Section 7.06 for a transaction or series of related transactions contemplated by clauses (a), (b) or (c) of the definition of “Alternative Transaction” on terms that the Fubo Board determines in good faith, after consultation with Fubo’s outside legal counsel and financial advisor(s), taking into account all financial, legal, regulatory, timing and other aspects of such Alternative Proposal, to be more favorable to the shareholders of Fubo, from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Hulu in response to such proposal); provided, however, that for purposes of the reference to an “Alternative Proposal” in this definition of a “Superior Proposal”, all references to (a) “more than twenty percent (20%)” in the definition of “Alternative Transaction” shall be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” shall be deemed to be references to “less than a majority”.

“Tax” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Entity, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

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“Transferred Carriage Agreements” means the Carriage Agreements set forth on Section 1.01(a)(iii) of the Hulu Disclosure Letter.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Action	Section 4.07
Agreement	Preamble
Anti-Corruption Laws	Section 4.22(a)
Chancery Court	Section 11.04(b)
Change of Recommendation Notice	Section 7.06(e)
Claim Notice	Section 10.02
Closing	Section 3.01
Closing Conditions	Section 3.01
Collective Bargaining Agreement	Section 4.16
Confidentiality Agreement	Section 7.05(c)
Continuing Employee	Section 7.02(a)
Copyrights	Section 1.01(a)
Current Insurance	Section 7.17(c)
DGCL	Recitals
DLLCA	Recitals
DSOS	Recitals
Environmental Laws	Section 4.14
Environmental Permits	Section 4.14
ERISA	Section 4.11(a)
FBCA	Recitals
FDOS	Recitals
First Extended Outside Date	Section 9.02(a)
French Fubo Benefit Plan	Section 4.11(e)
Fubo	Preamble
Fubo Articles of Incorporation	Section 4.01(c)
Fubo Benefit Plans	Section 4.11(a)
Fubo Board	Section 4.03(a)
Fubo Board Recommendation	Section 4.03(a)
Fubo Board Recommendation Change	Section 7.06(d)
Fubo Bylaws	Section 4.01(c)
Fubo Common Stock	Section 4.02(a)
Fubo Contribution	Recitals
Fubo Conversion	Recitals

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Fubo Disclosure Letter	Article 4
Fubo Indemnified Party	Section 10.01
Fubo Issuance	Section 2.01(b)
Fubo Material Contract	Section 4.21(a)
Fubo OpCo	Recitals
Fubo Preferred Stock	Section 4.02(a)
Fubo Real Property Leases	Section 4.17(b)
Fubo Reorganization	Section 7.11(a)
Fubo Reorganization Documents	Section 7.11(f)
Fubo Shareholder Approval	Section 4.12(b)
Fubo Shareholder Meeting	Section 7.01(b)
Fubo Subsidiaries	Section 4.01(a)
Fubo Termination Fee	Section 9.05(a)
Fubo-Owned Newco Unit Percentage	Section 2.01(b)
Fubo-Owned Newco Units	Recitals
HL	Recitals
HL Audited Financial Statements	Section 7.04(a)
HL Balance Sheet	Section 7.04(a)
HL Business Assets	Section 2.02
HL Business Liabilities	Section 2.03(a)
HL Commercial Services Agreement	Section 7.14(a)(iii)
HL Contracts	Section 2.02(e)
HL Contribution	Recitals
HL Financial Statements	Section 5.04(a)
HL Subscriber Contract Terms Update	Section 7.11(d)
HL Subsidiary	Section 5.01(c)
HL Transition Services Agreement	Section 7.14(a)(iii)
Hulu	Preamble
Hulu Benefit Plan	Section 5.10(a)
Hulu Brand License Agreement	Section 7.14(a)(iii)
Hulu Disclosure Letter	Article 5
Hulu Material Contract	Section 5.18(a)
Hulu Reorganization	Section 7.11(c)
Hulu Reorganization Documents	Section 7.11(f)
Hulu Termination Fee	Section 9.05(b)
Indemnified Party	Section 10.02
Indemnified Person	Section 7.17(a)
Indemnifying Party	Section 10.02
Insured Persons	Section 7.17(c)
Live TV IP	Section 2.02(g)
Marks	Section 1.01(a)
Maximum Amount	Section 7.17(c)
Molotov	Section 7.11(b)
Newco	Recitals
Newco Plans	Section 7.02(a)

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Non-Continuing Fubo Ad Sales Employee	Section 7.02(d)
OFAC	Section 1.01(a)
Outside Date	Section 9.02(a)
Parent	Recitals
Parent Retained Liabilities	Section 2.03(b)
PBGC	Section 4.11(b)
Permits	Section 4.15
Pre-Closing Tax Returns	Section 7.03(e)
Privacy Policy	Section 5.17(c)
Privacy Requirements	Section 5.17(c)
Proxy Statement	Section 4.08
Reference Date	Section 4.02(b)
Registration Rights Agreement	Section 7.14(a)
Regulatory Laws	Section 7.07(g)
Reorganization Documents	Section 7.11(f)
Requisite Shareholder Approval	Section 8.01(a)
Resignation Letter	Section 7.13(a)
Settlement and Release Agreement	Recitals
Subscriber Data	Section 2.02(c)
Tax Receivables Agreement	Section 7.14(a)(i)
Tax Records	Section 7.16(b)
Third-Party Claim	Section 10.03(a)
Trade Secrets	Section 1.01(a)
Transaction Litigation	Section 7.08
Transactions	Recitals
Transfer Taxes	Section 7.03(a)
Union	Section 4.16

ARTICLE 2

THE CONTRIBUTION AND ISSUANCE OF UNITS

SECTION 2.01. Transactions to be Effected at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) Hulu shall consummate the HL Contribution; and

(b) immediately thereafter, (i) Fubo shall consummate the Fubo Contribution and, in exchange therefor, Hulu shall cause Newco to issue to Fubo the Fubo-Owned Newco Units, such that (A) after giving effect to such contribution, Fubo will own a number of Newco Units representing, in the aggregate, 30% of the outstanding Newco Units (such percentage, the “Fubo-Owned Newco Unit Percentage”) and (B) Hulu will own a number of Newco Units representing, in the aggregate, 70% of the outstanding Newco Units, (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco, and (iii) Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis, taking into account all Fubo Options, all Fubo Restricted Stock Units and all Fubo Performance Stock Units and any other security, instrument or award that is outstanding immediately following the Closing and is convertible, exchangeable or settled into shares of capital stock of Fubo) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the par value of such Class B Common Stock (the “Fubo Issuance”).

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SECTION 2.02. HL Business Assets. “HL Business Assets” means, except as set forth on Section 2.02 of the Hulu Disclosure Letter, all of Hulu’s and its Affiliates’ rights, title and interest in and to each of the following assets:

(a) the Transferred Carriage Agreements;

(b) the rights under the HL Subscriber Contracts (after giving effect to the HL Subscriber Contract Terms Update);

(c) subject to the terms and conditions of Annex 7.14(a)(iii), all Personal Data and information regarding subscribers to the HL DMVPD Service (to the extent pertaining to the subscription to and use of the HL DMVPD Service and not, for the avoidance of doubt, information pertaining to any other part of such subscription), including all account information, personal information, technical data and viewing data (collectively, “Subscriber Data”) (which Subscriber Data and information will be managed by Hulu during the term of the HL Commercial Services Agreement, as further described in Annex 7.14(a)(iii));

(d) all advertising or sponsorship Contracts exclusively related to the HL DMVPD Service (to the extent such Contracts exist);

(e) all other assets (including Intellectual Property) exclusively related to the HL DMVPD Service (if any); and

(f) all Intellectual Property constituting the “Live TV” brand (to the extent such Intellectual Property exists) (the “Live TV IP”).

The contracts described in clauses (a), (b) and (c) of this Section 2.02 are collectively referred to as the “HL Contracts”.

SECTION 2.03. HL Business Liabilities; Parent Retained Liabilities.

(a) “HL Business Liabilities” means all Liabilities of Hulu and its Affiliates to the extent (i) arising out of or relating to the HL Business or the HL Business Assets, (ii) such Liabilities arise or are required to be performed after the date of the HL Contribution and (iii) solely in the case of Liabilities arising under HL Contracts, such Liabilities do not result from any failure to perform, improper performance or other breach, default or violation by Hulu or any of its Affiliates as of or prior to the HL Contribution.

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(b) “Parent Retained Liabilities” means all Liabilities of Parent or any of its Affiliates other than HL Business Liabilities, including:

(i) all Liabilities arising out of or relating to the Hulu Reorganization or the HL Contribution;

(ii) all Liabilities arising out of or relating to Contracts which are not HL Contracts;

(iii) all accounts payable and accrued Liabilities arising out of or relating to the ownership, operation or conduct of (A) the Parent Retained Business or otherwise in respect of the Parent Retained Business or (B) the HL Business or the HL Business Assets prior to the HL Contribution;

(iv) all Liabilities that are expressly contemplated to be retained by Parent or any of its Affiliates pursuant to this Agreement, the Ancillary Agreements or the Reorganization Documents;

(v) all Liabilities arising as a result of any of Parent or any of its Affiliates, at any time, being the owner, lessee, lessor or occupant of, or the operator of, the activities of the Parent Retained Business;

(vi) all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, arising out of or relating to the ownership, operation or conduct of the Parent Retained Business;

(vii) all Liabilities regarding any current, former or prospective employees or other service providers of Parent or any of its Affiliates;

(viii) all Parent Retained Tax Liabilities; and

(ix) the Liabilities described on Section 2.03(b)(ix) of the Hulu Disclosure Letter;

provided that, notwithstanding the foregoing or anything to the contrary in this Agreement or the Ancillary Agreements, “Parent Retained Liabilities” shall not include any (i) Liabilities to the extent relating to the Transactions or the Settlement Transactions incurred by Fubo or any of its Subsidiaries (other than pursuant to Section 2.03(b)(ix) or as otherwise expressly contemplated hereunder) or (ii) accounts payable and accrued Liabilities to the extent arising out of or relating to the operation or use of the HL Business Assets from and after the HL Contribution, in each case of clauses (i) and (ii), other than the Parent Retained Tax Liabilities.

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SECTION 2.04. Fubo Equity-Based Awards.

(a) As of the Closing, each Fubo Option, each Fubo Restricted Stock Unit and each Fubo Performance Stock Unit, whether vested or unvested, that is issued and outstanding immediately prior to the Closing shall continue to remain an issued and outstanding Fubo Option, Fubo Restricted Stock Unit or Fubo Performance Stock Unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Fubo Stock Plans and applicable award agreement; provided, however, that the parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change in control” within the meaning of the Fubo Stock Plans and applicable award agreements, and, with respect to any Fubo Equity-Based Award that is subject to performance-based vesting conditions, any specific treatment of the performance-based vesting conditions provided under the terms of such Fubo Equity-Based Awards, as in effect as of the date hereof, upon a “change in control” shall apply as of the Closing.

(b) Section 2.04(b) of the Fubo Disclosure Letter sets forth a true, correct and complete list of all Fubo Equity-Based Awards outstanding as of the close of business on the Reference Date, setting forth, on a holder-by-holder basis, (i) the name of the holder, (ii) the number of shares of Fubo Common Stock subject thereto (assuming achievement of any applicable performance criteria at the target and the maximum levels), (iii) the grant date thereof, (iv) the exercise price thereof and (v) the expiration date thereof, in each case to the extent applicable.

SECTION 2.05. Withholding Taxes. Each of Hulu, Fubo and Newco shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. The parties hereto and their respective Affiliates shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

SECTION 2.06. Governance Matters.

(a) Each of Hulu and Fubo shall take all necessary action to effect the Fubo Conversion on the terms and subject to the conditions set forth herein and in the Plan of Conversion and in accordance with the FBCA and the DGCL, including by filing (i) the Florida Articles of Conversion with the FDOS and (ii) the Delaware Certificate of Conversion with the DSOS. The Fubo Conversion shall become effective as of the Closing, or as of such other time as may be agreed by Hulu and Fubo and specified in the Florida Articles of Conversion and the Delaware Certificate of Conversion in accordance with the FBCA and the DGCL.

(b) Each of Hulu and Fubo shall take all necessary action such that, at the Closing, (i) the Organizational Documents of Fubo shall be authorized and adopted in the form agreed to by the parties hereto as contemplated by Annex 7.14(b) and, as so adopted, shall be the certificate of incorporation of Fubo and the bylaws of Fubo until thereafter amended in accordance with the applicable provisions of the DGCL and such Organizational Documents of Fubo.

(c) Each of Hulu and Fubo shall take all necessary action such that, at the Closing, the charter of each committee of the Fubo Board shall be authorized and adopted in the form agreed to by the parties hereto in accordance with the applicable provisions of Annex 7.14(a)(iv).

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ARTICLE 3

CLOSING

SECTION 3.01. Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the day that is three (3) Business Days after the day on which all of the conditions set forth in Article 8 (the “Closing Conditions”) have been satisfied (or, to the extent permissible, waived), other than Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permissible, waiver) of those Closing Conditions at the Closing.

SECTION 3.02. Hulu Closing Deliverables. At the Closing, Hulu will deliver, or cause its Subsidiaries (including Newco and HL), as applicable, to deliver, to Fubo the following:

(a) duly executed counterparts of each Ancillary Agreement to which it is party; and

(b) a validly completed and duly executed IRS Form W-9.

SECTION 3.03. Fubo Closing Deliverables. At the Closing, Fubo will deliver to Hulu or Newco, as applicable, the following:

(a) a copy of the duly executed and filed Certificate of Incorporation of Fubo and a copy of the Bylaws of Fubo approved and adopted by the Fubo Board;

(b) duly executed counterparts of each Ancillary Agreement to which it is party;

(c) each duly executed Resignation Letter requested by Hulu in accordance with Section 7.13(a); and

(d) a validly completed and duly executed IRS Form W-9.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FUBO

Except as set forth in (i) the disclosure letter delivered by Fubo to Hulu at or prior to the execution and delivery of this Agreement (the “Fubo Disclosure Letter”) or (ii) the Fubo SEC Documents filed with the SEC between January 1, 2023 and the date of this Agreement (excluding any disclosure set forth in any risk factor section under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statement that are predicative, cautionary or forward-looking in nature), Fubo represents and warrants to Hulu as follows:

SECTION 4.01. Organization, Good Standing and Qualification.

(a) Fubo and each entity that is a Subsidiary of Fubo (the “Fubo Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization. Fubo and each Fubo Subsidiary has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, except, with respect to each Fubo Subsidiary, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.

(b) Fubo and each of the Fubo Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing (to the extent a concept of “good standing” is applicable) in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.

(c) The copies of the articles of incorporation of Fubo and the articles of amendment thereto, which are incorporated by reference as exhibits to the Fubo 10-K, together with the articles of amendment to the articles of incorporation of Fubo that are incorporated by reference to Fubo’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (collectively, the “Fubo Articles of Incorporation”), are true, complete and correct copies of such documents as amended and in effect on the date of this Agreement. The copy of the Amended and Restated Bylaws of Fubo (the “Fubo Bylaws”), which is incorporated by reference as an exhibit to the Fubo 10-K, is a true, complete and correct copy of such document as amended and in effect on the date of this Agreement.

SECTION 4.02. Capitalization, Indebtedness.

(a) The authorized capital stock of Fubo consists of (i) 1,000,000,000 shares of Fubo common stock, par value $0.0001 per share (“Fubo Common Stock”) and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Fubo Preferred Stock”).

(b) (i) As of the close of business on January 2, 2025 (the “Reference Date”), (A) 339,144,854 shares of Fubo Common Stock were outstanding and (B) 0 shares of Fubo Common Stock were held by Fubo in treasury, and (ii) as of the date of this Agreement, there are no shares of Fubo Preferred Stock (including, for the avoidance of doubt, shares of Series AA Fubo Preferred Stock) issued and outstanding or held in treasury.

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(c) Since the close of business on the Reference Date through the date of this Agreement, Fubo has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation of, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than in connection with the relinquishment of shares of Fubo Common Stock by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares of Fubo Common Stock due to termination of employment. Fubo has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Fubo of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Fubo, other than in connection with the relinquishment of shares of Fubo Common Stock by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares of Fubo Common Stock due to termination of employment. As of the close of business on the Reference Date, 65,720,058 shares of Fubo Common Stock were reserved for issuance under the Fubo Stock Plans, of which there were outstanding (i) Fubo Options to purchase an aggregate of 18,749,533 shares of Fubo Common Stock (assuming achievement of any applicable performance criteria at the target levels, which is also the maximum levels of achievement), (ii) 29,645,161 shares of Fubo Common Stock subject to Fubo Restricted Stock Units, and (iii) 5,612,764 and 6,783,353 shares of Fubo Common Stock subject to Fubo Performance Stock Units (assuming achievement of any applicable performance criteria at the target and the maximum levels, respectively). Since the close of business on the Reference Date through the date of this Agreement, no shares of Fubo Common Stock have been issued, except pursuant to the Fubo Equity-Based Awards granted under the Fubo Stock Plans, in each case outstanding on the close of business on the Reference Date. Other than the Existing Notes, there are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of Fubo having the right to vote (or, other than any outstanding options to purchase Fubo Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Fubo may vote.

(d) All issued and outstanding shares of Fubo’s capital stock are, and all shares that may be issued or granted pursuant to the exercise or settlement of Fubo Equity-Based Awards granted under the Fubo Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 4.02 have been in material compliance with United States federal and state securities Laws. Other than the Investors Registration Rights Agreement, neither Fubo nor any of the Fubo Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law, or granted registration rights to any individual or entity.

(e) Except for the shares of Fubo Equity-Based Awards granted under the Fubo Stock Plans or the Existing Notes, as of the Reference Date, except as set forth in any of the organizational documents of Fubo or Section 2.04 or pursuant to any Fubo Equity-Based Awards, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating Fubo to issue, transfer or sell any shares of capital stock or other equity interest in Fubo or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of Fubo to repurchase, redeem or otherwise acquire any capital stock of Fubo or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which Fubo is a party with respect to the voting of the capital stock of Fubo.

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SECTION 4.03. Authorization; No Conflict.

(a) Fubo has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Fubo, the performance by Fubo of its obligations hereunder and the consummation by Fubo of the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of Fubo (the “Fubo Board”), and the Fubo Board has resolved to recommend the approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) (such recommendation, the “Fubo Board Recommendation”) and has directed that this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) be submitted to the shareholders of Fubo entitled to vote thereon for their consideration and recommend that the shareholders of Fubo approve this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo). No other corporate proceedings on the part of Fubo or any of the Fubo Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Fubo of its obligations hereunder and the consummation by Fubo of the transactions contemplated hereby, except for the approval of this Agreement by the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by Fubo and, assuming due authorization, execution and delivery by Hulu and Parent, constitutes a valid and binding obligation of Fubo, enforceable against Fubo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) None of the execution and delivery of this Agreement by Fubo, the consummation by Fubo of the transactions contemplated hereby or the compliance by Fubo with any of the provisions herein will (i) result in a violation or breach of or conflict with the Fubo Articles of Incorporation, the Fubo Bylaws or the organizational documents of any Fubo Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by Fubo or any of the Fubo Subsidiaries under, or result in being declared void, voidable or without further binding effect under, any of the terms, conditions or provisions of, any Fubo Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.03(c) and obtaining the Requisite Shareholder Approval, violate any Laws applicable to Fubo or any of the Fubo Subsidiaries or any of their respective properties or assets, other than any such event described in clause (ii) or (iii) above that would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.

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(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the rules of the NYSE, the HSR Act or any foreign Regulatory Laws set forth on Section 4.03(c) of the Fubo Disclosure Letter and by the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) with the applicable Governmental Entity, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Fubo of this Agreement or the consummation by Fubo of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.

SECTION 4.04. Subsidiaries.

(a) Section 4.04(a) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of (i) each “significant subsidiary” (as defined by Rule 1-02(w) of Regulation S-X promulgated by the SEC) and (ii) each other entity in which Fubo or any Fubo Subsidiary owns any equity securities or other ownership interest.

(b) All of the outstanding equity interests in each Fubo Subsidiary are (i) duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and (ii) owned by Fubo or a Fubo Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no outstanding or authorized options, warrants, subscriptions, calls or other rights, convertible securities or other agreements obligating any Fubo Subsidiary to issue, transfer, sell, deliver, vote or redeem (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Fubo Subsidiaries. Immediately after the Closing, except as contemplated by Section 2.04, there will not be any outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating Fubo or any of the Fubo Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in Fubo or any of the Fubo Subsidiaries or securities convertible into or exchangeable for such shares or other securities.

SECTION 4.05. SEC Documents; Financial Statements and Internal Controls.

(a) Since January 1, 2023, Fubo has filed all Fubo SEC Documents required to be filed by Fubo with the SEC. As of their respective filing or furnished dates (or (x) if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing, or (y) in the case of a registration statement, on the effective date of such filing), the Fubo SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Fubo SEC Documents, and none of the Fubo SEC Documents as of such filing or furnished dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by Fubo with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Fubo Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

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(b) The consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Fubo contained in the Fubo SEC Documents as of their filing or furnished date with the SEC (or (x) if amended or superseded by a filing prior to the date of this Agreement, the date of such amended or superseding filing, with respect to the consolidated financial statements that are amended or restated therein, or (y) in the case of a registration statement, on the effective date of such filing, with respect to the consolidated financial statements that are included therein) have been prepared from the books and records of Fubo and the Fubo Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto, have been prepared in conformity with GAAP (except as may be indicated in the notes thereto or as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Fubo and the Fubo Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Since January 1, 2023, Fubo has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2023, Fubo’s independent public accounting firm has not informed Fubo that it has any material questions, challenges or disagreements regarding or pertaining to Fubo’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2023, no current officer or director of Fubo has received, or is entitled to receive, any material compensation from any entity other than Fubo or a Fubo Subsidiary that has engaged in or is engaging in any material transaction with Fubo or any Fubo Subsidiary.

(d) Since January 1, 2023, no executive officer of Fubo has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), with respect to any Fubo SEC Document, except as disclosed in certifications filed with the Fubo SEC Documents.

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(e) Fubo maintains “disclosure controls and procedures” required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such disclosure controls and procedures are reasonably designed to ensure that all information relating to Fubo and the Fubo Subsidiaries required to be disclosed in Fubo’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Fubo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Fubo required under the Exchange Act with respect to such reports. Fubo has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Fubo’s auditors and the audit committee of the Fubo Board and on Section 4.05(e) of the Fubo Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Fubo’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Fubo’s internal control over financial reporting.

(f) Subject to any grace periods, Fubo is in compliance with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC, except as would not have, or reasonably expected to have, a Fubo Material Adverse Effect.

SECTION 4.06. Absence of Changes.

(a) From September 30, 2024 through the date of this Agreement, there has not been or occurred any Fubo Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.

(b) From September 30, 2024 through the date of this Agreement, except for discussions, negotiations, and transactions related to this Agreement or the Settlement, Fubo and the Fubo Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice.

SECTION 4.07. Litigation. Other than any Action between Fubo or any of its Affiliates, on the one hand, and Hulu or any of Hulu’s Affiliates, on the other hand, there are no suits, actions, arbitrations, charges, hearings, investigations, audits, petitions or other legal, administrative or arbitral proceedings by or before any Governmental Entity (each, an “Action”) pending or, to the knowledge of Fubo, threatened against Fubo or any of the Fubo Subsidiaries or any of their respective properties or assets or any director, officer or employee of Fubo or any Fubo Subsidiary for which Fubo or any Fubo Subsidiary may be liable, in each case, which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date. There are no Orders outstanding against Fubo or any of the Fubo Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.

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SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by Fubo for inclusion or incorporation by reference in the proxy statement (the “Proxy Statement”) relating to the Fubo Shareholder Meeting will, on the date the Proxy Statement is first mailed to shareholders of Fubo or at the time of the Fubo Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Fubo with respect to statements made or incorporated by reference therein based on information supplied by Hulu specifically for inclusion in (i) the Proxy Statement or (ii) documents that are incorporated by reference in the Proxy Statement.

SECTION 4.09. No Undisclosed Liabilities. Fubo and the Fubo Subsidiaries do not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of Fubo, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Fubo SEC Documents as at and for the year ended December 31, 2023 or the nine-month period ended September 30, 2024, (b) as incurred since December 31, 2023 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2023, (d) as incurred in connection with the transactions contemplated by this Agreement or the Settlement, the Settlement Documents or the Settlement Transactions or (e) as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.

SECTION 4.10. Broker’s Fees. Other than Wells Fargo Securities, LLC and Evercore Group L.L.C., no agent, broker, Person or firm acting on behalf of Fubo or any Fubo Subsidiary or under Fubo’s or any Fubo Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 4.11. Employee Plans.

(a) Section 4.11(a) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each material Fubo Benefit Plan. “Fubo Benefit Plans” means all employee benefit plans or compensation arrangements of any type, including (i) Fubo Stock Plans, (ii) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by Fubo or a Fubo Subsidiary, or with respect to which Fubo or a Fubo Subsidiary may have any liability (contingent or otherwise), excluding any plan or program that is sponsored solely by a Governmental Entity. With respect to each material Fubo Benefit Plan other than a Fubo PEO Plan, Fubo has provided or made available to Hulu, true, correct and complete copies of each Fubo Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the Fubo Benefit Plan. With respect to each material Fubo PEO Plan, Fubo has made available to Hulu a true, correct and complete copy of the plan document or a summary thereof. For purposes of Fubo’s obligation pursuant to this Section 4.11(a) to provide or make available to Hulu a copy of each material Fubo Benefit Plan, if such Fubo Benefit Plan is an individual agreement that is materially consistent with a form of agreement, Fubo may meet such obligation by providing or making available to Hulu a copy of such form. All representations pursuant to this Section 4.11 in respect of any Fubo PEO Plan shall only be made to the knowledge of Fubo.

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(b) With respect to each Fubo Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Fubo, nothing has occurred since the date of such letter to adversely affect such qualification or exemption. With respect to each Fubo Benefit Plan, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) each such plan has been administered in compliance with its terms and applicable Laws; (ii) neither Fubo nor any Fubo Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject Fubo or any Fubo Subsidiary to any liability for a breach of fiduciary duty under ERISA; (iii) no disputes, government audits, examinations or, to the knowledge of Fubo, investigations are pending or, to the knowledge of Fubo, threatened other than ordinary claims for benefits; (iv) neither Fubo nor any Fubo Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (v) all contributions due have been made on a timely basis or have been properly recorded on the books of Fubo or a Fubo Subsidiary; (vi) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (vii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (viii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by Fubo or any ERISA Affiliate of Fubo, and all premiums to the PBGC have been timely paid in full; (ix) the PBGC has not instituted proceedings to terminate any Fubo Benefit Plan that is subject to Title IV of ERISA; (x) no Fubo Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (xi) no events have occurred that could result in a payment by or assessment against Fubo or any Fubo Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D or 5000 of the Code.

(c) Except as disclosed on Section 4.11(c) of the Fubo Disclosure Letter, no Fubo Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.

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(d) No present or former employees of Fubo or any of the Fubo Subsidiaries are covered by any employee agreements or plans that provide or will provide post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, coverage through the end of the calendar month in which a termination of employment occurs, or the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). No director, officer, employee or independent contract or Fubo or any Fubo Subsidiary is entitled to any gross-up, make-whole or other additional payment from Fubo or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty thereto. Except as set forth on Section 4.11(d) of the Fubo Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) will, except as expressly contemplated by this Agreement, (i) entitle any former or current director, officer, employee or independent contractor of Fubo or any Fubo Subsidiary to retention, change in control, severance or termination compensation or benefits, or (ii) accelerate the time of payment or vesting of, or trigger any payment or funding of, compensation or benefits under, or materially increase the amount payable or trigger any other obligation pursuant to, any Fubo Benefit Plan.

(e) With respect to each Fubo Benefit Plan that is subject to the laws of any jurisdiction outside of the United States, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) such plan has been in all respects established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law. Notwithstanding any other representations and warranties in this Section 4.11 or Section 4.15, the representations in this Section 4.11(e) constitute the sole representations and warranties of Fubo in Section 4.11 or Section 4.15 with respect to each Fubo Benefit Plan that is subject to the laws of France (each, a “French Fubo Benefit Plan”). No later than 30 days following the date hereof, Fubo shall provide to Hulu any disclosures required under Section 4.11 (other than this Section 4.11(e)) or Section 4.15 with respect to each French Fubo Benefit Plan as if required on the date hereof.

SECTION 4.12. Fubo Board Recommendation; Company Action; Requisite Vote of Fubo’s Shareholders; Opinions of Fubo’s Financial Advisors.

(a) The Fubo Board has, by resolutions duly approved and adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that it is in the best interests of Fubo and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of this Agreement and the consummation of the Transactions and (iii) resolved to recommend approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the shareholders of Fubo entitled to vote thereon.

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(b) The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock (the “Fubo Shareholder Approval”) is the only vote required of the holders of any class or series of capital stock of Fubo that shall be necessary to approve this Agreement (including Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) and to consummate the Transactions.

(c) The Fubo Board has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Fubo-Owned Newco Unit Percentage provided for in this Agreement is fair, from a financial point of view, to Fubo. The Fubo Board has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Fubo-Owned Newco Unit Percentage provided for in this Agreement is fair, from a financial point of view, to Fubo. A written copy of each such opinion will be provided to Hulu, solely for informational purposes and on a non-reliance basis, as soon as practicable after receipt thereof by the Fubo Board.

(d) The Fubo Board has taken all action necessary to exempt under, and not make subject to, any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares of Fubo Common Stock following: (a) the execution of this Agreement and (b) the Transactions. In the Fubo Articles of Incorporation, Fubo elects to not be governed by the provisions of Section 607.0901 of the FBCA regarding “affiliated transactions” and accordingly these provisions do not currently apply to Fubo. Prior to the date of this Agreement, the Fubo Board has taken all action necessary so that the restrictions on “business combinations”, “affiliated transactions”, and “control-share acquisitions” set forth in Sections 607.0901 and 607.0902 of the FBCA and any other “moratorium”, “control share”, “fair price”, “takeover”, or “interested shareholder” law will not be applicable to the Transactions. Neither Fubo nor any Fubo Subsidiary is party to any shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

SECTION 4.13. Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect:

(i) (A) all material Tax Returns required to be filed by or with respect to Fubo and its Subsidiaries have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) Fubo and its Subsidiaries have timely paid all material Taxes due or claimed to be due (whether or not shown on a Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Fubo;

(ii) there are no Liens on the assets of Fubo and its Subsidiaries other than Permitted Liens;

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(iii) neither Fubo nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of Fubo or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against Fubo or any of its Subsidiaries that has not been settled, paid or withdrawn;

(iv) Fubo and its Subsidiaries have paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and paid over such Taxes to the appropriate Governmental Entity to the extent required by applicable Law);

(v) neither Fubo nor any of its Subsidiaries is party to any material Tax Sharing Agreement, and neither Fubo nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Fubo or any of its Subsidiaries);

(vi) during the period beginning two (2) years before the date hereof, none of Fubo and its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code;

(vii) each of the Fubo Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code;

(viii) no claim has been made in writing by any Governmental Entity within the previous three years that could give rise to a material Tax liability in a jurisdiction where Fubo or any of its Subsidiaries does not file a particular Tax Return that any such entity is, or may be, subject to a Tax in that jurisdiction that would be covered by such Tax Return; and

(ix) neither Fubo nor any of its Subsidiaries will be required to include in income any amounts as a result of any deferred intercompany transactions under Section 1.1502-13 or excess loss accounts under Section 1.1502-19 (or any other similar items under applicable Law) after the Closing or as a result of the transactions contemplated by this Agreement.

(b) Section 4.13(b) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, the U.S. federal income tax classification of (i) each Fubo Subsidiary and (ii) to the knowledge of Fubo, each other entity in which Fubo or any Fubo Subsidiary owns any equity securities or other ownership interest.

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SECTION 4.14. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (a) Fubo and each Fubo Subsidiary is, and has been since January 1, 2023, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and Fubo has not received any written notice since January 1, 2023 alleging that Fubo or any Fubo Subsidiary is in violation of or has any liability under any Environmental Law, (b) Fubo and each Fubo Subsidiary possess and are in compliance with all permits, approvals, licenses and other authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) for the operation of their respective businesses since January 1, 2023, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the knowledge of Fubo, threatened in writing against Fubo or any Fubo Subsidiary and (d) neither Fubo nor any Fubo Subsidiary has become subject to any Order under which there are uncompleted, outstanding or unresolved obligations on the part of Fubo or any Fubo Subsidiary arising under Environmental Laws.

SECTION 4.15. Compliance with Laws. Except for non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect: (a) Fubo and the Fubo Subsidiaries are, and have been since January 1, 2023, in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof to which the business, properties or assets owned or leased by Fubo and the Fubo Subsidiaries are subject; and (b) to Fubo’s knowledge, no written notice, charge, claim, action or assertion has been received by Fubo or any Fubo Subsidiary or filed, commenced or threatened in writing against Fubo or any Fubo Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals (“Permits”) required under such Laws with respect to Fubo or the Fubo Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.

SECTION 4.16. Labor Matters. Except as set forth on Section 4.16 of the Fubo Disclosure Letter, (i) neither Fubo nor any Fubo Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization or other representative (any such representative, a “Union” and any such Contract, a “Collective Bargaining Agreement”) of Fubo or its Subsidiaries’ employees, nor is any such Contract presently being negotiated and (ii) to the knowledge of Fubo, there are no campaigns being conducted to solicit cards from employees of Fubo or any Fubo Subsidiary to authorize representation by any labor organization. Except with respect to the Unions set forth on Section 4.16 of the Fubo Disclosure Letter, neither Fubo nor any Fubo Subsidiary is required to negotiate with or obtain the consent of any Union prior to entering into this Agreement or otherwise consummating the Transactions. As of the date of this Agreement, there is no pending or, to the knowledge of Fubo, threatened, material labor strikes or material work stoppage involving Fubo or any Fubo Subsidiary.

SECTION 4.17. Title to Properties.

(a) Fubo and the Fubo Subsidiaries do not own any real property.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) Fubo and the Fubo Subsidiaries have good and valid leasehold, subleasehold or licensee interests in and to the real property Fubo or any Fubo Subsidiary uses or occupies, or has the right to use or occupy, under leases, subleases, licenses or other agreements (including any amendments and/or guaranties thereto, collectively, the “Fubo Real Property Leases”), free and clear of all Liens, other than Permitted Liens, (ii) each Fubo Real Property Lease is valid and in full force and effect, and neither Fubo nor any Fubo Subsidiary, nor, to the knowledge of Fubo, any counterparty thereto, is in default thereunder or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default thereunder and (iii) there are no pending or, to the knowledge of Fubo, threatened condemnation proceedings against any of the properties subject to the Fubo Real Property Leases.

(c) Except (x) for assets sold or otherwise disposed of in the ordinary course of business or (y) where such failure would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect: (i) Fubo and the Fubo Subsidiaries have good and valid title, leasehold interest or comparable contractual rights to, all material personal property or other assets owned or leased by them and necessary to carry on Fubo’s business, including all material assets reflected on the Fubo Balance Sheet, in each case, free and clear of all Liens, other than Permitted Liens, and (ii) no termination event or condition or uncured default on the part of Fubo or the Fubo Subsidiaries, nor, to Fubo’s knowledge, any counterparty, exists under any lease of personal property.

SECTION 4.18. Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all Registered Intellectual Property owned by Fubo or the Fubo Subsidiaries is subsisting in the jurisdiction(s) where such Intellectual Property is issued or registered, and is, to the extent issued or registered, to the knowledge of Fubo, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, no Action is pending or, to the knowledge of Fubo, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any such Registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, Fubo and the Fubo Subsidiaries own, or otherwise have a valid license or right to use, all Intellectual Property necessary to carry on Fubo’s business as now operated by them.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, Fubo and the Fubo Subsidiaries exclusively own all of the Intellectual Property owned or purported to be owned by them, free and clear of all Liens except Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, there are no (and there have not been, since January 1, 2023, any) adverse third-party Actions pending or threatened in writing against Fubo or the Fubo Subsidiaries, in each case alleging that the operation or conduct of Fubo’s business or use of the Fubo Business Intellectual Property constitutes an infringement, misappropriation or dilution of the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Fubo Business Intellectual Property owned by Fubo or the Fubo Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, to the knowledge of Fubo, the operation of Fubo’s business does not infringe, misappropriate or dilute (and has not, since January 1, 2023, infringed, misappropriated or diluted) the Intellectual Property of any third party.

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(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no third party is, or since January 1, 2023 has been, infringing, misappropriating or diluting any Fubo Business Intellectual Property and (ii) there are no Actions pending or threatened in writing by Fubo or the Fubo Subsidiaries against any third party relating thereto.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all employees of Fubo’s business and independent contractors of Fubo or the Fubo Subsidiaries who have been involved in the development of Fubo Business Intellectual Property owned by Fubo or the Fubo Subsidiaries have executed non-disclosure agreements, Intellectual Property assignment/work for hire agreements or other written Contracts that (i) presently assign to Fubo or the Fubo Subsidiaries all rights to the results and proceeds of such Person’s services, and (ii) impose confidentiality obligations on such Persons with respect to Trade Secrets owned by or in the possession of Fubo or the Fubo Subsidiaries.

(g) Fubo and the Fubo Subsidiaries have taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of Trade Secrets owned or controlled by Fubo or the Fubo Subsidiaries.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, the proprietary source code owned by Fubo or the Fubo Subsidiaries is and has been maintained in confidence by Fubo and the Fubo Subsidiaries, and neither Fubo nor any of the Fubo Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such source code to any escrow agent or other Person.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) Fubo and the Fubo Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, linked or called by or distributed with proprietary software of Fubo and the Fubo Subsidiaries or otherwise used by Fubo and the Fubo Subsidiaries and (ii) no software owned by Fubo or the Fubo Subsidiaries is subject to a Copyleft License.

(j) Neither Fubo nor the Fubo Subsidiaries are parties to any Contract granting licenses, immunities or waiver of rights (including any covenant not to sue, covenant not to assert or standstill agreement) or other rights to Intellectual Property to any third party that, following the consummation of the Transactions, would purport to grant licenses, immunities or waiver of rights (including any covenant not to sue, covenant not to assert or standstill agreement) or other rights to Intellectual Property owned or licensed by HL or its Affiliates (other than Fubo and the Fubo Subsidiaries).

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SECTION 4.19. IT Assets and Data Privacy.

(a) Fubo and the Fubo Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical, administrative, organizational, and physical security) to maintain and protect (i) the integrity, security, and operation of all IT Assets owned or leased by, or under the possession or control of, Fubo or the Fubo Subsidiaries and (ii) all Trade Secrets owned or in the possession of Fubo or the Fubo Subsidiaries, in each case against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, the IT Assets of Fubo (i) are in working condition, sufficient for the conduct of Fubo’s business as currently conducted; and (ii) since January 1, 2023 have not experienced any failure or unplanned outage. To the knowledge of Fubo, the IT Assets of Fubo do not contain Malicious Code. Fubo and the Fubo Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into the IT Assets of Fubo and the Fubo Subsidiaries.

(c) Fubo and the Fubo Subsidiaries comply, and since January 1, 2023 have been compliant, in all material respects, with all applicable (i) Privacy Laws, (ii) external facing policies related to the privacy, security or Processing of Personal Data (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Data (collectively, the “Privacy Requirements”).

(d) To the knowledge of Fubo, neither Fubo nor the Fubo Subsidiaries have experienced since January 1, 2023 any Security Incident material to Fubo’s business taken as a whole.

(e) Fubo and the Fubo Subsidiaries implement and maintain, and since January 1, 2023 have implemented and maintained, commercially reasonable administrative, technical and physical safeguards to protect Personal Data and confidential information relating to Fubo’s business, in each case in Fubo’s or the Fubo Subsidiaries’ possession or control, against Security Incidents.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no Action is pending or threatened against Fubo or the Fubo Subsidiaries related to any Security Incidents or alleging non-compliance with applicable Privacy Laws and (ii) since January 1, 2023, Fubo has not notified or been required to notify any Person in relation to any Security Incidents.

SECTION 4.20. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all insurance policies maintained by Fubo and the Fubo Subsidiaries as of the date hereof are in full force and effect, and Fubo believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as Fubo and the Fubo Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, neither Fubo nor any Fubo Subsidiary is in breach or default under any such insurance policy, and neither Fubo nor any Fubo Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the insurance policies of Fubo and the Fubo Subsidiaries.

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SECTION 4.21. Material Contracts.

(a) Section 4.21(a) of the Fubo Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Fubo Material Contract. For purposes of this Agreement, “Fubo Material Contract” means any Contract (excluding any Fubo Benefit Plan or Collective Bargaining Agreement) to which Fubo or any Fubo Subsidiary is a party or by which Fubo or any Fubo Subsidiary or any of their respective properties or assets is bound that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $25 million, or creates a Lien other than a Permitted Lien on any material asset of Fubo or any Fubo Subsidiary;

(iii) limits or purports to limit the ability of Fubo or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person, and that, in each case, is material to Fubo and the Fubo Subsidiaries considered as a single enterprise;

(iv) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, (A) grants or licenses to Fubo or any Fubo Subsidiary the right to use any material Intellectual Property owned by (or licensed to) a third party, other than (w) Contracts with payment obligations of less than $15 million per year, (x) Contracts for any off-the-shelf, commercially available software, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide Fubo or any of the Fubo Subsidiaries with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material Intellectual Property that are merely incidental to the transaction contemplated in such license, (B) grants or licenses to any third party the right to use any material Intellectual Property owned by (or licensed to) Fubo or any Fubo Subsidiary, other than (x) non-exclusive licenses of any such material Intellectual Property in the ordinary course of business, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide any third party with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material Intellectual Property that are merely incidental to the transaction contemplated in such license, or (C) includes any material covenant not to sue or assert or immunity from suit with respect to any Intellectual Property, including any material coexistence agreements and material settlement agreements;

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(v) is a Carriage Agreement or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network, which involves annual payments in excess of $15 million;

(vi) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Fubo or any Fubo Subsidiary of more than $10 million after the date hereof;

(vii) any other Contract that provides for the sale or provision of goods, services, equipment or other assets from or to Fubo or any Fubo Subsidiary in any twelve (12) month period of $10 million or more in any individual case that is not terminable by Fubo or any Fubo Subsidiary upon notice of ninety (90) days or less without material liability to Fubo and the Fubo Subsidiaries considered as a single enterprise and which is not disclosed pursuant to the preceding subsections of this Section 4.21(a); or

(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect and is not otherwise disclosed pursuant to this Section 4.21(a).

(b) True, correct and complete copies of each Fubo Material Contract have been made available to Hulu. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) each Fubo Material Contract is valid and binding on Fubo and/or each Fubo Subsidiary party thereto and is in full force and effect, other than those Contracts that by their terms have expired or been terminated, and (ii) neither Fubo nor any of its Subsidiaries party to any Fubo Material Contract, nor, to the knowledge of Fubo, any other party thereto, is in breach of, or default under, any such Fubo Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Fubo or any of its Subsidiaries, or, to the knowledge of Fubo, any other party thereto. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no disagreements or disputes exist under any Fubo Material Contract and (ii) neither Fubo nor any of its Subsidiaries has received any written notice from any Person that such Person intends to terminate or not renew any Fubo Material Contract or seek to amend the terms and conditions of any Fubo Material Contract in a manner adverse to Fubo or any of its Subsidiaries.

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SECTION 4.22. Certain Business Practices.

(a) Fubo and its Subsidiaries, and each of their respective officers and directors, and, to the knowledge of Fubo, their respective employees, agents and representatives (in each case acting in their capacity as such), have at all times during the past five (5) years complied in all material respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and the provisions of any other applicable domestic or foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). To the knowledge of Fubo, there have been no false or fictitious entries made in the books or records of Fubo or its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and Fubo has not established or maintained a secret or unrecorded fund. Fubo has implemented and maintains in effect policies and procedures designed to promote compliance by Fubo and its Subsidiaries, and their respective directors, officers, employees, agents and representatives with Anti-Corruption Laws, and to the knowledge of Fubo, no Governmental Entity is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Fubo or its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

(b) Fubo and its Subsidiaries, and to the knowledge of Fubo, their respective officers and directors, employees, agents and representatives (in each case acting in their capacity as such), have at all times, since April 24, 2019, complied in all material respects with Sanctions and applicable anti-money laundering laws. Since April 24, 2019, none of Fubo or its Subsidiaries, nor any of their respective officers or directors, nor, to the knowledge of Fubo, any of their respective employees, agents, representatives, or beneficial owners: (i) is or has been a Sanctioned Person, (ii) is or has been owned or controlled by a Sanctioned Person, (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country, (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country except with a government-issued license or exemption, (v) has received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions or (vi) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Sanctions or applicable anti-money laundering laws.

SECTION 4.23. Fubo Subscribers. The number of paid subscribers to Fubo’s services at the beginning and end of each applicable calendar quarter, commencing with the third calendar quarter of 2022 and continuing through the end of the third calendar quarter of 2024, was no less than the amounts set forth in Section 4.23 of the Fubo Disclosure Letter.

SECTION 4.24. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and in any certificates delivered by Fubo in connection with the Transactions (including as contemplated by Section 8.02(c)), neither Fubo nor any of its Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes any express or implied representation or warranty with respect to them, including with respect to the Fubo business, operations, assets, liabilities or condition (financial or otherwise), or with respect to any other information provided to Parent or Hulu in connection with the Transactions. Fubo acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 and in any certificates delivered by Hulu, Parent or any of their respective Representatives in connection with the Transactions (including as contemplated by Section 8.03(c)), (a) neither Parent, Hulu nor any of their respective Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes, or has made, any representations or warranties relating to Parent, Hulu, the HL Subsidiaries, the HL Business or otherwise in connection with the Transactions, and Fubo is not relying on any representation or warranty of Hulu except for those expressly set forth in this Agreement or any such certificate and (b) no Person has been authorized by Parent or Hulu to make any representation or warranty relating to Parent, Hulu, the HL Subsidiaries, the HL Business or otherwise in connection with the Transactions, and if made, Fubo shall not rely on any such representation or warranty as having been authorized by Parent or Hulu.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HULU AND PARENT

Except as set forth in the disclosure letter delivered by Hulu to Fubo at or prior to the execution and delivery of this Agreement (the “Hulu Disclosure Letter”), Hulu and Parent represent and warrant to Fubo as follows:

SECTION 5.01. Organization, Good Standing and Qualification.

(a) Hulu is a limited liability company, validly existing under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent is a corporation, validly existing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Each of Hulu and Parent is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.

(c) Each of Newco and HL (each, a “HL Subsidiary”) will be when formed a limited liability company, validly existing under the Laws of the jurisdiction of its formation, and will have all requisite entity power and authority to own, operate and lease its properties and to carry on its business as then conducted.

SECTION 5.02. Authorization; No Conflict.

(a) Each of Hulu and Parent has the requisite entity power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Hulu and Parent, the performance by each of Hulu and Parent of its obligations hereunder and the consummation by each of Hulu and Parent of the transactions contemplated hereby have been duly and validly approved by the board of directors of Hulu and Parent. No other entity proceedings on the part of Hulu or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Hulu and Parent of their respective obligations hereunder and the consummation by Hulu and Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Hulu and Parent and, assuming due authorization, execution and delivery by Fubo, constitutes a valid and binding obligation of each of Hulu and Parent, enforceable against Hulu and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(b) None of the execution and delivery of this Agreement or the Ancillary Agreements by Hulu or Parent, the consummation by Hulu or Parent of the transactions contemplated hereby or thereby or the compliance by Hulu or Parent with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the organizational documents of Parent, Hulu or any HL Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the HL Business Assets under, or result in being declared void, voidable or without further binding effect under, any of the terms, conditions or provisions of, any Hulu Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.02(c), violate any Laws applicable to Parent, Hulu, any of their respective Subsidiaries (including the HL Subsidiaries), the HL Business or any of the HL Business Assets, other than any such event described in clause (ii) or (iii) above that would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act or any foreign Regulatory Laws set forth on Section 5.02(c) of the Hulu Disclosure Letter and the filing of the certificates of formation of HL and Newco in accordance with the DLLCA in connection with the Hulu Reorganization, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Hulu and Parent of this Agreement or the consummation by Hulu and Parent of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.

(d) Except as set forth on Section 5.02(d) of the Hulu Disclosure Letter, there are no Contracts that include any put, call or other similar right to buy or sell held by any Person with respect to assets, businesses, or securities of Hulu or any of its Subsidiaries which conduct the HL Business or hold HL Business Assets, or otherwise hold assets or are burdened by liabilities of the HL Business or HL Business Assets.

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SECTION 5.03. Subsidiaries.

(a) Each of the HL Subsidiaries will be formed solely for the purpose of entering into the Transactions. As of the Closing and since the date of its formation, neither HL Subsidiary has carried on any business, conducted any operations or incurred any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except for any such activities reasonably necessary to effect the Transactions or incidental to its formation.

(b) As of the Closing, all of the outstanding equity interests in each HL Subsidiary will be (i) duly authorized, validly issued and fully paid and (ii) owned by Hulu or a HL Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. As of the Closing, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any HL Subsidiary.

SECTION 5.04. Financial Statements.

(a) Section 5.04(a) of the Hulu Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (such financial statements, the “HL Financial Statements”): (i) the pro forma unaudited balance sheet of the HL Business (inclusive of all HL Business Assets) as of September 30, 2023 and September 28, 2024 and (ii) the pro forma unaudited statements of income and cash flows of the HL Business (inclusive of all HL Business Assets) for the 12-month period ended September 30, 2023 and September 28, 2024.

(b) Except as set forth on Section 5.04(b) of the Hulu Disclosure Letter, the HL Financial Statements (i) were prepared on a consistent basis and derived from the books and records of Hulu, including the audited financial statements of Hulu, which were prepared in accordance with GAAP, throughout the periods covered thereby and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the HL Business (inclusive of all HL Business Assets) as of the dates thereof and for the periods therein referred to. Following the date hereof, when delivered by Hulu to Fubo in accordance with Section 7.04, the HL Audited Financial Statements (A) will have been prepared from the books and records of Hulu and its Subsidiaries, (B) will have been prepared in conformity with GAAP applied on a consistent basis during the periods involved and (C) will fairly present in all material respects the combined financial position and the combined results of operations and cash flows of HL as of the dates or for the periods presented therein.

SECTION 5.05. Absence of Changes.

(a) From September 28, 2024 through the date of this Agreement, there has not been or occurred any HL Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.

(b) From September 28, 2024 through the date of this Agreement, except for discussions, negotiations, and transactions related to this Agreement or the Settlement, Hulu (solely with respect to the HL Business and the HL Business Assets) has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice.

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SECTION 5.06. Litigation. Other than any Action between Hulu or any of its Affiliates, on the one hand, and Fubo or any of Fubo’s Affiliates, on the other hand, there are no Actions pending or, to the knowledge of Hulu, threatened against the HL Business or any HL Business Asset as of the date hereof (and, as of the Closing, any HL Subsidiary), or any of their respective properties or assets or any director, officer or employee of Hulu as of the date hereof (and, as of the Closing, any HL Subsidiary) which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Hulu or the HL Subsidiaries to consummate the Transactions prior to the Outside Date. There are no Orders outstanding against Parent or Hulu (or, as of the Closing, any HL Subsidiary) which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Hulu or the HL Subsidiaries to consummate the Transactions prior to the Outside Date.

SECTION 5.07. Information Supplied. None of the information supplied or to be supplied by Parent or Hulu for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to shareholders of Fubo or at the time of the Fubo Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Hulu with respect to statements made or incorporated by reference therein based on information regarding Fubo incorporated by reference in the Proxy Statement or supplied by Fubo specifically for inclusion in the Proxy Statement.

SECTION 5.08. No Undisclosed Liabilities. The HL Business (including all HL Business Assets) does not, and as of the Closing the HL Subsidiaries will not, have any Liabilities except (a) as reflected, reserved or disclosed in the HL Audited Financial Statements, (b) as incurred since September 28, 2024 in the ordinary course of business, (c) as incurred in connection with the transactions contemplated by this Agreement or the Settlement, the Settlement Documents or the Settlement Transactions, (d) as would not, individually or in the aggregate, reasonably be expected to be material to the HL Subsidiaries, the HL Business or the HL Business Assets, taken as a whole, or (e) as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.

SECTION 5.09. Broker’s Fees. Except for Centerview Partners LLC, the fees and commissions of which shall be borne wholly by Parent, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

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SECTION 5.10. Employee Plans.

(a) No Hulu Benefit Plan will, as of immediately prior to the Closing, be sponsored, maintained, contributed to (or are or be required to contribute to), by any HL Subsidiary. No HL Subsidiary will, as of immediately prior to the Closing, have any Liability, contingent or otherwise, with respect to any Hulu Benefit Plan. For purposes of this Agreement, “Hulu Benefit Plan” means, any employee benefit plans or compensation arrangements of any type, including (i) equity incentive plans, (ii) “employee benefit plans” as defined in Section 3(3) of ERISA, (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, sponsored, maintained or contributed to (or required to be contributed to) by Hulu or any Hulu ERISA Affiliate.

(b) No circumstances exist that would reasonably be expected to result in, any Controlled Group Liability as of the Closing to Fubo, any HL Subsidiary or any of their Subsidiaries.

SECTION 5.11. Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect:

(i) as of the Closing, (A) all material Tax Returns required to be filed by or with respect to the HL Business, the HL Business Assets or the HL Subsidiaries, have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) all HL Subsidiaries have timely paid all material Taxes due or claimed to be due (whether or not shown on a Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the HL Subsidiaries;

(ii) (A) all material Tax Returns required to be filed with respect to HL Asset Taxes have been timely filed (taking into account all extensions) and all such Tax Returns are true, correct and complete in all material respects and (B) all material HL Asset Taxes due or claimed to be due (whether or not shown on a Tax Return) have been timely paid, except for those Taxes being contested in good faith;

(iii) there are no Liens on the HL Business Assets, other than Permitted Liens;

(iv) as of the Closing, (A) no HL Subsidiary has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension, (B) no material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any HL Subsidiary is currently in progress and (C) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against any HL Subsidiary that has not been settled, paid or withdrawn; and

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(v) solely with respect to HL Asset Taxes, (A) there is no waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension, (B) no material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes is currently in progress and (C) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity that has not been settled, paid or withdrawn.

(b) Each HL Subsidiary will be newly formed, and once formed, will be at all times from its formation until the Closing classified as a disregarded entity for U.S. federal income tax purposes. No HL Subsidiary will be the successor of any other entity under Section 381 of the Code (or any similar provision of applicable Tax Law).

(c) None of the HL Business Assets will be subject, immediately after the Closing, to any tax partnership agreement or otherwise be treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than Newco).

SECTION 5.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (a) Hulu and the HL Business is and has been since January 1, 2023, and each HL Subsidiary will be as of the Closing, in compliance with all applicable Environmental Laws, and neither Parent nor Hulu have received any written notice since January 1, 2023 alleging that the HL Business, Hulu or any HL Subsidiary is in violation of or has any liability under any Environmental Law, (b) Hulu, the HL Business and each HL Subsidiary possess and are in compliance with, or, after giving effect to the Hulu Reorganization, will possess and be in compliance with, all Environmental Permits for the operation of their respective businesses since January 1, 2023, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the knowledge of Hulu, threatened in writing against Hulu or any HL Subsidiary and (d) none of Hulu, the HL Business nor any HL Subsidiary has become subject to any Order under which there are uncompleted, outstanding or unresolved obligations on the part of Hulu or any HL Subsidiary arising under Environmental Laws.

SECTION 5.13. Compliance with Laws. Except for non-compliance as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect: (a) the HL Business, each HL Business Asset and Hulu (solely with respect to its operation and ownership of the foregoing) is and has been since January 1, 2023, and each HL Subsidiary will be as of the Closing, in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof to which the HL Business Assets, the HL Business or the HL Subsidiaries are subject; and (b) no written notice, charge, claim, action or assertion has been received by Hulu, Parent or, as of the Closing, any of the HL Subsidiaries or, to the knowledge of Hulu, filed, commenced or threatened in writing against Hulu, Parent or, as of the Closing, any of the HL Subsidiaries alleging any such non-compliance, in either case, that remains unresolved. All Permits required under such Laws with respect to Hulu, the HL Business, the HL Business Assets or, as of the Closing, any of the HL Subsidiaries are in full force and effect, except where the failure to be obtained or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.

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SECTION 5.14. Labor Matters. No HL Subsidiary will have, as of immediately prior to the Closing, any employees, consultants, independent contractors or other service providers or any Liability in respect thereof. Neither Hulu nor, as of the Closing, any HL Subsidiary is, or, after giving effect to the Hulu Reorganization, will be, a party to or bound by any Collective Bargaining Agreement with respect to the HL Business or the HL Business Assets, nor is any such Contract presently being negotiated, nor, to the knowledge of Hulu, are there any campaigns being conduct to solicit cards from employees of Hulu to authorize representation by any Union with respect to the HL Business or the HL Business Assets or any other organizing efforts by or of such employees. Hulu is not, and as of the Closing, no HL Subsidiary will be, required to negotiate with or obtain the consent of any Union prior to entering into this Agreement or otherwise consummating the Transactions. As of the date of this Agreement, with respect to the HL Business and the HL Business Assets, there is no pending or, to the knowledge of Hulu, threatened, material labor strike, work stoppage, or other material labor dispute or disruption involving or affecting the HL Business or the HL Business Assets.

SECTION 5.15. Title to Properties; Sufficiency of Assets.

(a) Hulu does not, and after giving effect to the Hulu Reorganization the HL Subsidiaries will not, own any real property.

(b) Except where such a failure would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, Hulu and its Affiliates have, and after giving effect to the Hulu Reorganization Hulu and its Affiliates will have, good and valid contractual rights with all employees of Hulu or its Affiliates and good and valid title to, leasehold interests in or comparable contractual rights to all material personal property or other assets owned or leased by Hulu or its Affiliates, in each case as is necessary to perform Hulu’s obligations under the HL Transition Services Agreement, the HL Commercial Services Agreement and the Hulu Brand License Agreement.

(c) Immediately following the Closing, the HL Business Assets, taking into account the services and assets provided under the HL Transition Services Agreement, the HL Commercial Services Agreement and the Hulu Brand License Agreement, will constitute all of the assets, properties, and rights necessary to conduct the HL Business after the Closing in materially the same manner as conducted immediately prior to the date of this Agreement and as contemplated to be conducted after the Closing. There are no Contracts or other arrangements pursuant to which the HL Business or the HL DMVPD Service owns, is licensed or otherwise receives the right to distribute and exhibit content other than the Transferred Carriage Agreements.

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SECTION 5.16. Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, all Registered Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization is subsisting in the jurisdiction(s) where such Intellectual Property is issued or registered, and is, to the extent issued or registered, to Hulu’s knowledge, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, no Action is pending or, to knowledge of the Hulu, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Registered Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, after giving effect to the Hulu Reorganization and the rights granted and services provided under the Ancillary Agreements, HL will own, or otherwise have a valid license or right to use, all Intellectual Property necessary to conduct the HL Business as currently conducted, without payment of additional amounts and such ownership right to use such Intellectual Property will not be impaired by the execution and delivery of this Agreement or the occurrence of the Closing. HL, after giving effect to the Hulu Reorganization, is the sole and exclusive owner, free and clear of all Liens except Permitted Liens, of each item of Intellectual Property owned, or purported to be owned, by it.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, there are no (and there have not been, since January 1, 2023, any) adverse third-party Actions pending or threatened in writing against Hulu or any of its Subsidiaries, solely with respect to the HL Business and the HL Business Assets, in each case alleging that the operation or conduct of the HL Business or use of the HL Business Intellectual Property or the HL Business Assets in the operation of the HL Business or use of the HL Business Assets constitutes an infringement, misappropriation or dilution of the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any HL Business Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, to the knowledge of Hulu, the operation of the HL Business and use of the HL Business Assets does not infringe, misappropriate or dilute (and has not, since January 1, 2023, infringed, misappropriated, or diluted) the Intellectual Property of any third party.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no third party is, or since January 1, 2023 has been, infringing, misappropriating or diluting any HL Business Intellectual Property and (ii) there are no Actions pending or threatened in writing by Hulu or any of its Subsidiaries, solely with respect to the HL Business and the HL Business Assets, against any third party relating thereto.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, all employees of Hulu and independent contractors of Hulu who have been involved in the development of HL Business Intellectual Property that will be, after giving effect to the Hulu Reorganization, owned by HL have executed non-disclosure agreements, Intellectual Property assignment/work for hire agreements or other written Contracts that (i) presently assign to Hulu all rights to the results and proceeds of such Person’s services, and (ii) impose confidentiality obligations on such Persons with respect to Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned by or in the possession of HL.

(f) Hulu, solely with respect to the HL Business and the HL Business Assets, has taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned or controlled by HL.

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(g) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, the proprietary source code owned by HL (after giving effect to the Hulu Reorganization) is and has been maintained in confidence by Hulu. Neither Hulu nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such source code to any escrow agent or other Person.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) Hulu, solely with respect to the HL Business and the HL Business Assets, is in compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, linked or called by or distributed with proprietary software of HL after giving effect to the Hulu Reorganization or that is used by HL and (ii) no software owned by HL (after giving effect to the Hulu Reorganization) will be subject to a Copyleft License.

SECTION 5.17. IT Assets and Data Privacy.

(a) Hulu, solely with respect to the HL Business and the HL Business Assets and the HL DMVPD Service, has taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical, administrative, organizational, and physical security) to maintain and protect (i) the integrity, security, and operation of all IT Assets used by the HL Business, the HL Business Assets and the HL DMVPD Service and that will be, after giving effect to the Hulu Reorganization, owned or leased by, or under the possession or control of, HL and (ii) all Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned or in the possession of HL, in each case against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, the IT Assets of HL (after giving effect to the Hulu Reorganization) (i) are in working condition, sufficient for the conduct of the HL Business; and (ii) since January 1, 2023 have not experienced any failure or unplanned outage. To the knowledge of Hulu, the IT Assets of HL (after giving effect to the Hulu Reorganization) do not contain Malicious Code. Hulu and its Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into such IT Assets.

(c) Hulu and its Subsidiaries, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, comply, and since January 1, 2023 have been compliant, in all material respects, with all applicable (i) Privacy Laws, (ii) Privacy Policies and (iii) Privacy Requirements.

(d) To the knowledge of Hulu, Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, has since January 1, 2023 not experienced any Security Incident that is material to the HL Business taken as a whole. Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, implements and maintains, and since January 1, 2023 has implemented and maintained, commercially reasonable administrative, technical and physical safeguards to protect Personal Data and confidential information relating to the HL Business, the HL Business Assets and the HL DMVPD Service, in each case in Hulu’s possession or control, against Security Incidents.

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(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no Action is pending or threatened in writing against Hulu, solely with respect to the HL Business, related to any Security Incidents or alleging non-compliance with applicable Privacy Laws and (ii) since January 1, 2023, Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service has not notified or been required to notify any Person in relation to any Security Incidents.

SECTION 5.18. Material Contracts.

(a) Section 5.18(a) of the Hulu Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Hulu Material Contract. For purposes of this Agreement, “Hulu Material Contract” means any Contract (excluding any Hulu Benefit Plan or Collective Bargaining Agreement) (x) to which the HL Subsidiaries will be a party to or by which any of their respective assets or properties will be bound, in each case, as of the Closing, or (y) by which any HL Business Asset or the HL Business is otherwise bound, that:

(i) except for intercompany transactions among Hulu and the HL Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $50 million, or creates a Lien other than a Permitted Lien on any material asset of the HL Business;

(ii) (A) limits or purports to limit the ability of the HL Business (or, following the Closing, the HL Subsidiaries or Fubo) to compete or engage in any line of business, in any geographic area or with any Person, or (B) provides “most favored nation” rights (including with respect to pricing in favor of a Person other than the HL Subsidiaries) and that, in each case, is material to the HL Business;

(iii) is a Carriage Agreement or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network by the HL Business, which involves annual payments in excess of $50 million;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $50 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to any HL Subsidiary or the HL Business after the date hereof;

(v) is a HL Contract;

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(vi) is a Contract that provides for the sale or provision of goods, services, equipment or other assets from or to the HL Business, Hulu or any of the HL Subsidiaries in any twelve (12) month period of $50 million or more in any individual case that is not terminable by Hulu or any of the HL Subsidiaries upon notice of ninety (90) days or less without material liability to the HL Business or the other HL Business Assets and which is not otherwise disclosed pursuant to this Section 5.18(a);

(vii) is a settlement, conciliation or similar agreement, other than the Settlement Agreement, (A) pursuant to which Hulu or any of its Subsidiaries is obligated, after the date of this Agreement, to pay consideration, in each case, in excess of $50 million or (B) that would otherwise materially limit the operation of the HL Business as currently operated or the use of the HL Business Assets as currently used;

(viii) is any other Contract not made in the ordinary course of business consistent with past practice that is material to the HL Business or the other HL Business Assets or, as of the Closing, would reasonably be expected to be material to the HL Subsidiaries; or

(ix) is a Contract, or group of Contracts with a Person (or group of Persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect and is not otherwise disclosed pursuant to this Section 5.18(a).

(b) True, correct and complete copies of each Hulu Material Contract have been made available to Fubo. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) each Hulu Material Contract is valid and binding on Hulu, the HL Business or an HL Business Asset, as applicable, on the date hereof (and, as of the Closing, will be binding on each such HL Subsidiary party thereto), and is in full force and effect, other than those Contracts that by their terms have expired or been terminated and (ii) neither Hulu nor any of its Affiliates party to any Hulu Material Contract, nor, to the knowledge of Hulu, any other party thereto, is in breach of, or default under, any such Hulu Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Hulu or any of its Affiliates, or, to the knowledge of Hulu, any other party thereto. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no disagreements or dispute exist under any Hulu Material Contract and (ii) neither Hulu nor any of its Affiliates has received any written notice from any Person that such Person intends to terminate or not renew any Hulu Material Contract or seek to amend the terms and conditions of any Hulu Material Contract in a manner adverse to Hulu or any of its Affiliates.

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SECTION 5.19. Certain Business Practices.

(a) Hulu and the HL Subsidiaries and each of their respective officers and directors, and, to the knowledge of Hulu, their respective Representatives, have at all times during the past five (5) years complied in all material respects with Anti-Corruption Laws. To the knowledge of Hulu, there have been no false or fictitious entries made in the books or records of Hulu or the HL Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither Hulu nor the HL Subsidiaries has established or maintained a secret or unrecorded fund. Hulu has implemented and maintains in effect policies and procedures and internal accounting controls reasonably designed to promote compliance by Hulu and the HL Subsidiaries and each of their respective directors, officers, employees, agents and representatives with Anti-Corruption Laws, and to the knowledge of Hulu, no Governmental Entity is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Hulu or the HL Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

(b) Hulu and the HL Subsidiaries and each of their respective officers and directors, and to the knowledge of Hulu, their respective Representatives, have at all times, since April 24, 2019, complied in all material respects with Sanctions or applicable anti-money laundering laws. Since April 24, 2019, neither of Hulu or the HL Subsidiaries, nor any of their respective officers or directors, nor, to the knowledge of Hulu, any of their respective Representatives or beneficial owners: (i) is or has been a Sanctioned Person, (ii) is or has been owned or controlled by a Sanctioned Person, (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country, (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country except with a government-issued license or exemption, (v) has received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions or (vi) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Sanctions or applicable anti-money laundering laws.

SECTION 5.20. HL DMVPD Subscribers. The number of paid subscribers to the HL DMVPD Service at the beginning and end of each applicable fiscal quarter, commencing with Hulu’s first quarter of fiscal 2023 and continuing through the end of Hulu’s fourth quarter of fiscal 2024, was no less than the amounts set forth in Section 5.20 of the Hulu Disclosure Letter.

SECTION 5.21. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5 and in any certificates delivered by Hulu in connection with the Transactions (including as contemplated by Section 8.03(c)), neither Parent, Hulu nor any of their respective Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes any express or implied representation or warranty with respect to them, or with respect to any other information provided to Fubo in connection with the Transactions. Parent and Hulu each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and in any certificates delivered by Fubo or any of its Representatives in connection with the Transactions (including as contemplated by Section 8.02(c)), (a) neither Fubo nor any of its Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes, or has made, any representations or warranties relating to Fubo, the Fubo Subsidiaries, their respective businesses or otherwise in connection with the Transactions, and neither Parent nor Hulu is relying on any representation or warranty of Fubo except for those expressly set forth in this Agreement or any such certificate and (b) no Person has been authorized by Fubo to make any representation or warranty relating to Fubo, the Fubo Subsidiaries, their respective businesses or otherwise in connection with the Transactions, and if made, neither Parent nor Hulu shall rely on any such representation or warranty as having been authorized by Fubo.

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ARTICLE 6

CONDUCT OF THE BUSINESS

SECTION 6.01. Conduct of Fubo and the Fubo Subsidiaries Pending the Transactions.

(a) Fubo covenants and agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, except (i) as set forth on Section 6.01 of the Fubo Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Fubo Reorganization) or (iv) as required by applicable Law, Fubo and the Fubo Subsidiaries shall (x) conduct the businesses of Fubo and the Fubo Subsidiaries in all material respects in the ordinary course, and (y) use commercially reasonable efforts to (A) maintain their respective assets (including Intellectual Property), (B) preserve intact their respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with them and (C) keep available the services of their current key officers and employees. Notwithstanding the foregoing, no action by, or failure to act of, Fubo or the Fubo Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action, or failure to act, would constitute a breach of such relevant provision of Section 6.01(b).

(b) Without limiting the generality of Section 6.01(a), except (1) as set forth on Section 6.01(b) of the Fubo Disclosure Letter, (2) with the prior written consent (including electronic mail) of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as expressly required by this Agreement (for the avoidance of doubt, including the Fubo Reorganization) or (4) as required by applicable Law, Fubo shall not, and shall not permit any of the Fubo Subsidiaries to, directly or indirectly, do any of the following:

(i) except for dispositions of inventory in the ordinary course of business or pursuant to Contracts in effect as of the date of this Agreement, sell, lease, license, transfer, assign or otherwise dispose of, abandon, waive or relinquish any assets, rights, properties or securities of Fubo or the Fubo Subsidiaries outside of the ordinary course of business;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Section 8.01, other than pursuant to existing Contracts or commitments;

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(iii) enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made by Fubo or any Fubo Subsidiary under such partnership, joint venture or similar arrangement would exceed $20 million;

(iv) amend or propose to amend the Fubo Articles of Incorporation or the Fubo Bylaws (or respective constituent documents) of Fubo or the articles of incorporation, certificates of incorporation, bylaws or operating agreements (or respective constituent documents of any Fubo Subsidiary), other than immaterial amendments to organizational or governing documents of the Fubo Subsidiaries;

(v) declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividend or make any other distribution (whether in cash, capital stock, property or otherwise) with respect to any shares of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares due to termination of employment;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) issue, sell, dispose of, authorize or agree to the issuance, sale or disposition by Fubo or any of the Fubo Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a wholly owned subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo or upon the exercise, vesting, settlement, or delivery, as applicable, of Fubo Equity-Based Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement or as permitted under Section 6.01(b)(xi);

(ix) modify the terms of any existing indebtedness for borrowed money issued by Fubo or any Fubo Subsidiary having an aggregate principal amount in excess of $10 million in a manner adverse to Fubo or any Fubo Subsidiary;

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(x) (A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases, as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $10 million, (B) except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business, make any individual loan, advance or capital contribution to or investment in any other Person (other than any Fubo Subsidiary) if the aggregate amount of such loans, advances, capital contributions or investments would exceed $1 million, (C) pledge or otherwise encumber any shares of capital stock of Fubo or any Fubo Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $5 million or more in the aggregate; or (E) except in the ordinary course of business, fund or prepay any obligations to any Person, that are not due and payable;

(xi) except to the extent required by applicable Law or by any Fubo Benefit Plan (including any award agreement governing any Fubo Equity-Based Award) as in effect on the date hereof or adopted or amended after the date hereof in compliance with this Agreement, (A) increase the compensation or benefits of any of its employees, officers, directors, or individual consultants or independent contractors, except for merit or market-based increases in annual base compensation (and corresponding increases in annual target cash incentive opportunities) in the ordinary course of business, (B) enter into or materially amend any Fubo Benefit Plan, except in the ordinary course of business, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except in the ordinary course of business, (D) make a payment of any pension, severance or retirement benefits or accelerate the vesting or payment of any compensation or benefit under any Fubo Benefit Plan, (E) accelerate the vesting of, or the lapse of restrictions with respect to, any Fubo Equity-Based Awards, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified deferred compensation or benefits under any Fubo Benefit Plan, (G) enter into, renew or materially modify any Collective Bargaining Agreement, except in the ordinary course of business or (H) grant any new Fubo Equity-Based Awards or other equity awards, except in the ordinary course of business;

(xii) adopt or change any Tax or other material accounting method, principle or practice; make, change or rescind any material Tax election other than in the ordinary course of business; file any material amended Tax Return; settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of Taxes; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or withdraw any material Tax refund claim;

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(xiii) unless otherwise permitted under Section 6.01(b)(ix) (x) amend in any material and adverse respect or terminate any Fubo Material Contract, other than in the ordinary course with respect to Section 6.01(b)(i) or Section 6.01(b)(x) or (y) enter into any agreement that would be a Fubo Material Contract if it had been in existence on the date hereof, other than Contracts (A) entered into in the ordinary course of business consistent with terms of similar existing Contracts entered into in the six (6) months immediately preceding the date of this Agreement or (B) that are required to be entered into by Contracts in effect as of the date of this Agreement and new Carriage Agreements for new channels or services upon terms consistent with Carriage Agreements entered into in the ordinary course of business consistent with past practices;

(xiv) other than with respect to (A) Transaction Litigation, which shall be governed by Section 7.08, (B) any actual or threatened Action or other claim arising out of or relating to a breach of this Agreement, any Ancillary Agreements or any Contracts, other agreements or instruments contemplated thereby or (C) customer claims in the ordinary course of business that have not resulted in litigation, waive, release, assign, settle, compromise or otherwise resolve any Action, except where such waivers, releases, assignments, settlements or compromises are (x) reflected or reserved against in the consolidated balance sheet of Fubo and the Fubo Subsidiaries included in the Fubo 10-K or (y) with a third party (who is not an executive officer of Fubo) and involve only the payment of monetary damages in amounts not in excess of $2 million individually, after taking into account insurance coverage maintained by Fubo and the Fubo Subsidiaries;

(xv) make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $5 million in any twelve-month period;

(xvi) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xvii) enter into any agreement, arrangement or commitment (other than renewals of any Contract in effect as of the date hereof on terms consistent with such existing Contract or otherwise permitted by this Section 6.01(b)) that (A) materially limits or otherwise materially restricts Fubo or any Fubo Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict Hulu or the HL Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (B) other than Contracts entered into in the ordinary course of business consistent with past practice, imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on Fubo and its business that, following the Closing, would be binding upon Hulu and its Affiliates;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fubo, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Fubo Subsidiary, in each case, other than transactions which are solely among the Fubo Subsidiaries; or

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(xix) authorize, commit or agree to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or Hulu, directly or indirectly, the right to control or direct the operations of Fubo prior to the Closing. Prior to the Closing, Fubo shall exercise, consistent with the terms and conditions of this Agreement, complete control, and supervision over its and its Subsidiaries’ respective businesses and operations.

SECTION 6.02. Conduct of Business by Hulu Pending the Transactions.

(a) Hulu covenants and agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, except (i) as set forth on Section 6.02 of the Hulu Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Fubo (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Hulu Reorganization) or (iv) as required by applicable Law, Hulu and the HL Subsidiaries shall (x) conduct the HL Business and the HL DMVPD Service, and use the HL Business Assets, in each case in all material respects in the ordinary course and (y) use commercially reasonable efforts to (A) maintain their respective assets (including Intellectual Property), (B) preserve intact their respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with them and (C) keep available the services of their current key officers and employees. Notwithstanding the foregoing, no action by, or failure to act of, Hulu or HL Subsidiaries with respect to matters specifically addressed by any provision of Section 6.02(b) shall be deemed a breach of this Section 6.02(a) unless such action, or failure to act, would constitute a breach of such relevant provision of Section 6.02(b).

(b) Without limiting the generality of Section 6.02(a), except (i) as set forth on Section 6.02(b) of the Hulu Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Fubo (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Hulu Reorganization) or (iv) as required by applicable Law, Hulu shall not (other than with respect to Section 6.02(b)(xiii) below, solely with respect to the HL Business, the HL Business Assets and, to the extent expressly specified below, the HL DMVPD Service), and shall not permit HL or Newco to, directly or indirectly do any of the following:

(i) except for dispositions of inventory in the ordinary course of business or pursuant to Contracts in effect as of the date of this Agreement, sell, lease, transfer, assign or otherwise dispose of, abandon, waive or relinquish any material assets, rights, property or securities included in the HL Business Assets;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case, (A) in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions, other than pursuant to existing Contracts or commitments, or (B) if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Article 8 or materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting or materially delaying the timely consummation of the transactions contemplated hereby;

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(iii) enter into any partnership, joint venture agreement or similar arrangement or make any new commitment to make any capital contribution or advance to, or investments in, any Person, if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $5 million;

(iv) issue, sell, dispose of, or authorize or agree to the issuance, sale or disposition by HL or Newco of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by HL or Newco to Hulu or Fubo contemplated by this Agreement;

(v) (A) except for indebtedness that does not relate to the HL Business or the HL Business Assets, and for which the HL Subsidiaries are not responsible or subject to any guarantees or Liens with respect thereto, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), (B) pledge or otherwise encumber shares of capital stock of any HL Subsidiary, (C) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) or (D) except in the ordinary course of business, fund or prepay any obligations to any Person, that are not due and payable until after Closing;

(vi) hire or retain any individual as an employee or independent contractor or service provider of any HL Subsidiary or transfer the employment or service of any employee or independent contractor or service provider of Hulu or its Affiliates into any HL Subsidiary;

(vii) adopt, amend, enter into, or commence participation in or contributions to any Hulu Benefit Plan pursuant to which any HL Subsidiary has, or could reasonably be expected to have, any Liability, contingent or otherwise;

(viii) except as set forth in clause (ix) below or with respect to Hulu Material Contracts by and between Hulu and its Subsidiaries, on the one hand, and another Hulu Related Party, on the other hand (which Contracts shall be subject to clause (xiv) below), (x) amend in any material and adverse respect or terminate any Hulu Material Contract, other than in the ordinary course of business or (y) enter into any agreement that would be a Hulu Material Contract if it had been in existence on the date hereof, other than Contracts (A) entered into in the ordinary course of business or (B) that are required to be entered into by Contracts in effect as of the date of this Agreement (it being understood that any renewal of any Hulu Material Contract with amendments to terms that (i) are (A) consistent with the terms of any renewals entered into in the six (6) months immediately preceding the date of this Agreement or (B) are, in Hulu’s good faith determination, more favorable to the HL Business in the aggregate, and (ii) would not be breached, violated, accelerated, or give rise to events of default or termination or other adverse consequences as a result of the consummation of the Transactions shall be deemed to be in the ordinary course of business);

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(ix) enter into any Carriage Agreement with (or renew any existing Carriage Agreement for) a term in excess of three years;

(x) use any of the Marks that constitute HL Business Assets other than in the ordinary course of business consistent with past practices (including using such Marks in connection with any new product, service or offering initially made available after the date of this Agreement);

(xi) re-brand or re-name the HL Business or the HL DMVPD Service or otherwise identify the HL Business in any manner inconsistent with past practices;

(xii) other than with respect to (A) Transaction Litigation, which shall be governed by Section 7.08, (B) any actual or threatened Action or other claim arising out of or relating to a breach of this Agreement or any Contracts, other agreements or instruments contemplated hereby or thereby or (C) customer claims in the ordinary course of business that have not resulted in litigation, with respect to any Action exclusively related to the HL Business or the HL Business Assets, waive, release, assign, settle, compromise or otherwise resolve any Action, excluding any such waiver, release, assignment, settlement or compromise that involves only the payment of monetary damages by Hulu or any Affiliate of Hulu other than HL or Newco;

(xiii) enter into any agreement, arrangement or commitment (other than renewals of any Contract in effect as of the date hereof on terms consistent with such existing Contract or otherwise permitted by this Section 6.02(b)) that (A) materially limits or otherwise materially restricts HL or Newco, or that would reasonably be expected to, after the Closing, materially limit or restrict HL or Newco or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (B) imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on the HL Business or HL DMVPD Service that, following the Closing, would be binding upon Fubo OpCo and its Subsidiaries;

(xiv) except in the ordinary course of business on arms’ length terms consistent with existing HL Contracts, enter into any new Contract with an Hulu Related Party that would be binding upon the HL Business, Newco or its Subsidiaries following the Closing;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HL or Newco;

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(xvi) except in the ordinary course of business, take any action, or omit to take any action that would, or would reasonably be expected to, result in the reversion, expiration or termination of any material rights held by Hulu or any of its Affiliates with respect to the HL Business or the HL Business Assets;

(xvii) (A) adopt or change any Tax or other material accounting method, principle, practice, or election, (B) settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of Taxes or (C) consent to any extension or waiver of the statute of limitations period applicable to any material HL Asset Tax claim or assessment, if, in the case of each of clauses (A)-(C), such action would affect HL Asset Taxes in any period following the HL Contribution; or

(xviii) authorize, commit or agree to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Fubo, directly or indirectly, the right to control or direct the business or operations of Parent or Hulu prior to the Closing. Prior to the Closing, Parent and Hulu shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their Subsidiaries’ respective businesses and operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

SECTION 7.01. Preparation of Proxy Statement; Fubo Shareholder Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, Fubo shall cause to be prepared and filed with the SEC the Proxy Statement in preliminary form. Each of Parent and Hulu, on the one hand, and Fubo, on the other hand, shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement, and shall otherwise assist and cooperate with each other in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Subject to Section 7.06, the Fubo Board shall make the Fubo Board Recommendation to Fubo’s shareholders and shall include such recommendation in the Proxy Statement. If at any time prior to the Fubo Shareholder Meeting (or any adjournment thereof) either Parent, Hulu, or Fubo discover any information relating to Parent, Hulu, Fubo or any of their respective Affiliates that should be set forth in an amendment of, or a supplement to, the Proxy Statement so that the Proxy Statement does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, then the party that discovers such information will notify the other parties as promptly as reasonably practicable and Fubo shall, with the assistance and cooperation of Parent and Hulu, prepare an amendment of, or a supplement to, the Proxy Statement and disseminate such amendment or supplement to Fubo’s shareholders. Fubo shall notify Hulu promptly upon the receipt of any written or oral comments from the SEC and of any written or oral request by the SEC for amendments or supplements to the Proxy Statement and shall supply Hulu with copies of all written correspondence, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Fubo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the shareholders of Fubo, or responding to any comments from the SEC with respect thereto, Fubo shall (i) provide Hulu with a reasonable opportunity to review and comment on such document or response, (ii) consider in good faith inclusion of reasonable comments provided by Hulu with respect to such document or response and (iii) not file or mail such document or respond to the SEC prior to receiving Hulu’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

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(b) As promptly as reasonably practicable after the resolution of any comments from the SEC with respect to the Proxy Statement (and in any event within ten (10) Business Days after such time), Fubo shall, in accordance with the Fubo Articles of Incorporation and Fubo Bylaws, applicable Law and the rules of the NYSE, (i) take all necessary actions to establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (with such record date and meeting date to be selected after consultation with Hulu) for the purpose of obtaining the Requisite Shareholder Approval (including any adjournment, recess, reconvening or postponement thereof, the “Fubo Shareholder Meeting”) and (ii) disseminate the Proxy Statement to Fubo’s shareholders. Subject to Section 7.06, Fubo shall use its reasonable best efforts to solicit from shareholders of Fubo proxies in favor of the Transactions and to take all other actions necessary or advisable to obtain the Requisite Shareholder Approval. Fubo shall keep Hulu reasonably informed on a reasonably current basis upon Hulu’s request of the status of its efforts to solicit the Requisite Shareholder Approval. Without limiting the generality of the foregoing, Fubo’s obligations pursuant to the preceding sentences of this Section 7.01(b) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Fubo of any Alternative Proposal or (B) the withdrawal or modification by the Fubo Board of the Fubo Board Recommendation or the Fubo Board’s approval of this Agreement or the Transactions. Once the Fubo Shareholder Meeting has been called and noticed, Fubo shall not postpone or adjourn the Fubo Shareholder Meeting without the consent of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), other than (I) if Fubo reasonably believes that, as of the time for which the Fubo Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), (1) there will be an insufficient number of shares of Fubo Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Fubo Shareholder Meeting or (2) there will be an insufficient number of proxies to obtain the Requisite Shareholder Approval, then Fubo may postpone or adjourn the Fubo Shareholder Meeting without the consent of Hulu subject to the proviso below, (II) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Fubo Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Fubo’s shareholders prior to the Fubo Shareholder Meeting, or (III) to comply with applicable Law or to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions; provided that (x) the Fubo Shareholder Meeting shall not be postponed or adjourned by more than ten (10) Business Days at a time or, with respect to clause (I) above, to a date that is more than thirty (30) days after the date on which the Fubo Shareholder Meeting was originally scheduled, in each case without the prior written consent of Hulu (which shall not be unreasonably withheld, conditioned or delayed) and (y) in the event that the Fubo Shareholder Meeting is delayed to a date after the Outside Date as a result of either clause (I) or (II) of this sentence, then Hulu may, in its sole discretion, extend the Outside Date to the fifth (5th) Business Day after such date.

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SECTION 7.02. Employee Benefit Matters.

(a) For a period of twelve (12) months following the Closing Date, Hulu and Fubo shall cause Newco and its Subsidiaries to provide to each employee of Fubo or any of its Subsidiaries, immediately prior to the Closing who remains in the employ of Newco or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing, (ii) target short-term or annual cash incentive compensation opportunities (including, but not limited to, bonuses and commissions) that are no less favorable than the target short-term or annual cash incentive opportunities (including, but not limited to, bonuses and commissions) provided to such Continuing Employee immediately prior to the Closing, (iii) target long-term incentive compensation (including equity compensation but excluding any special, one-time or other non-recurring grants) that is no less favorable than the target long-term incentive compensation (including equity compensation, but excluding any special, one-time or other non-recurring grants) provided to such Continuing Employee immediately prior to the Closing, (iv) severance payments and benefits that are no less favorable than those provided under the Fubo Benefit Plans set forth on Section 4.11(a) of the Fubo Disclosure Letter as in effect immediately prior to the Closing or, for any Continuing Employees who are not eligible for severance payments and benefits under the Fubo Benefit Plans as in effect immediately prior to the Closing, severance payments and benefits no less favorable than the severance payments and benefits set forth on Section 7.02(a) of the Fubo Disclosure Letter, and (v) other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Closing.

(b) From and after the Closing, Hulu and Fubo shall cause Newco and its Subsidiaries to honor all Fubo Benefit Plans in accordance with their terms as in effect immediately prior to the Closing and shall cause any employee benefit plans and compensation arrangements established, maintained or contributed to by Newco and its Subsidiaries that cover any of the Continuing Employees following the Closing (collectively, the “Newco Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of vesting and eligibility to participate, except to the extent such service credit would result in a duplication of benefits for the same period, (ii) recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of benefit accrual and amounts of benefits and contributions (other than for benefit accrual purposes under a defined benefit pension plan, an arrangement providing statutory required benefits or, except as required by a Collective Bargaining Agreement as in effect on the date hereof or by applicable Law, an arrangement that, under applicable Law or Collective Bargaining Agreement, is exclusively subject to collective negotiation or bargaining), except to the extent such service credit would result in a duplication of benefits for the same period, (iii) waive any pre-existing condition limitations for participating Continuing Employees and (iv) provide credit to each participating Continuing Employee under the applicable Newco Plan for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Fubo Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Newco Plan; provided that nothing herein shall limit the right of Fubo or Newco to amend or terminate such plans, arrangements and agreements in accordance with their terms.

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(c) Hulu and Fubo shall cause Newco and its Subsidiaries to take the actions set forth on Section 7.02(c) of the Fubo Disclosure Letter.

(d) No later than 10 days prior to the Closing, Hulu may, or may cause an Affiliate of Hulu to, make offers of employment to each Fubo Ad Sales Employee, with employment with Hulu or an Affiliate of Hulu under such offers to commence on the Closing Date. Such offers shall provide each Fubo Ad Sales Employee with (i) the same general location of employment as such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing (which, for this purpose, shall mean that the Fubo Ad Sales Employee’s location of employment pursuant to such offer shall not be more than 50 miles from such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing); (ii) substantially similar duties, responsibilities and position as such Fubo Ad Sales Employee’s duties, responsibilities and position as of immediately prior to the Closing (which, for this purpose, shall exclude any change to duties, responsibilities or position due to Hulu or its Affiliates’ organizational or leadership structure as compared to that of Fubo or the Fubo Subsidiaries); (iii) a level of base salary that is no less favorable than the level of base salary provided to such Fubo Ad Sales Employee immediately prior to the Closing; (iv) total target incentive compensation that, in the aggregate, is no less favorable to the total target incentive compensation provided to such Fubo Ad Sales Employee immediately prior to the Closing and (v) severance payments and benefits under the severance plans of Hulu or its applicable Affiliate; provided, however, that each such offer is subject to Hulu’s or its applicable Affiliate’s customary pre-employment/post-offer procedures and qualifications, and neither Hulu nor its Affiliates shall be under any obligations to continue the employment of any such Fubo Ad Sales Employee for any period of time. Hulu and its Affiliates shall comply with all applicable Laws in connection with any actions taken related to any offers of employment to the Fubo Ad Sales Employees. Notwithstanding any other provision of this Agreement to the contrary, to the extent any Fubo Ad Sales Employee does not become employed by Hulu or an Affiliate of Hulu for any reason, whether due to not receiving or declining an offer from Hulu or an Affiliate of Hulu or arising as a result of Hulu or its Affiliates’ failure to comply with the requirements of this Section 7.02(d) (each such Fubo Ad Sales Employee who does not become employed by Hulu or an Affiliate of Hulu, a “Non-Continuing Fubo Ad Sales Employee”), Fubo and its Subsidiaries may elect to terminate such Non-Continuing Fubo Ad Sales Employee. Solely in the event of any such termination following a Non-Continuing Fubo Ad Sales Employee either (i) not receiving an offer from Hulu or an Affiliate of Hulu or (ii) not receiving an offer from Hulu or an Affiliate of Hulu that complies with the requirements of this Section 7.02(d), then Hulu shall reimburse and indemnify and hold harmless Fubo and its Subsidiaries for and against any Liabilities with respect to any termination or severance payments and benefits provided to such Non-Continuing Fubo Ad Sales Employee by Fubo or any of its Subsidiaries (including severance payments and benefits consistent with Section 7.02(a) of the Fubo Disclosure Letter), and any statutory or contractual severance and termination pay and benefits and any other notice, pay in lieu of notice, benefits or compensation that is required to be paid or provided to such Non-Continuing Fubo Ad Sales Employee pursuant to any Fubo Benefit Plan or applicable Law.

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(e) Following the Closing, Hulu and its Affiliates (other than any HL Subsidiary) shall retain sponsorship of, and shall retain and indemnify and hold harmless Newco, HL, Fubo and their Subsidiaries against, all Liabilities under, the Hulu Benefit Plans.

(f) Without limiting the generality of this Section 7.02, all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of Hulu and Fubo, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Fubo Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Fubo or any of its Subsidiaries. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Fubo Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of Fubo or any of its Subsidiaries to amend, terminate or otherwise modify any Fubo Benefit Plan or other employee benefit plan or arrangement following the Closing in accordance with its terms.

SECTION 7.03. Tax Matters.

(a) All stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes (“Transfer Taxes”) incurred in connection with the Transactions (other than the Hulu Reorganization and the Fubo Reorganization) shall be borne by Newco, and Hulu and Fubo shall reasonably cooperate to minimize any applicable Transfer Taxes and to timely prepare and timely file any Tax Returns relating to Transfer Taxes. Hulu shall be responsible for all Transfer Taxes incurred in connection with the Hulu Reorganization and Fubo shall be responsible for all Transfer Taxes incurred in connection with the Fubo Reorganization.

(b) Any and all existing Tax Sharing Agreements between Fubo and any of its Subsidiaries shall be terminated prior to the Closing and neither Fubo nor any of its Subsidiaries shall have any further liability thereunder.

(c) Any and all existing Tax Sharing Agreements between the HL Subsidiaries and any other Person shall be terminated prior to the Closing and the HL Subsidiaries shall have no further liability thereunder. For the avoidance of doubt, this Section 7.03(c) shall not apply to any of the Ancillary Agreements.

(d) Neither Hulu nor Fubo shall knowingly take or omit to take any action (and shall cause their Affiliates not to knowingly take or omit to take any action) if such action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment, and Hulu and Fubo agree not to take (and to cause their Affiliates not to take) any Tax position inconsistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law). Hulu and Fubo shall reasonably cooperate (and shall cause their Affiliates to reasonably cooperate) with each other (i) to the extent reasonably required in connection with any Tax matters relating to the Transactions (including, for the avoidance of doubt, the Hulu Reorganization and the Fubo Reorganization) and (ii) to minimize any income or gain arising from any transactions undertaken in contemplation of the Transactions, including the matters set forth in Sections 6.01(b)(i) and Section 6.01(b)(xviii) of the Fubo Disclosure Letter. For the avoidance of doubt, Hulu and Fubo acknowledge and agree that their respective obligations to effect the Transactions are not subject to any condition or contingency with respect to the qualification of the Transactions for the Intended Tax Treatment.

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(e) Each of the parties hereto acknowledges and agrees that the Fubo Conversion is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code. This Agreement together with the Plan of Conversion is hereby adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

(f) Between the date hereof and the Closing Date, Fubo shall keep Parent reasonably informed with respect to the matters set forth in Section 7.03(f) of the Hulu Disclosure Letter.

SECTION 7.04. Financial Statements. Without limiting Parent’s and Hulu’s obligations under Section 7.01:

(a) as promptly as reasonably practicable following the date hereof, Hulu shall deliver to Fubo, to the extent required to be included in the Proxy Statement, audited financial statements reflecting the HL Business (inclusive of the HL Business Assets) and the services, rights and obligations under the HL Transition Services Agreement, the HL Commercial Services Agreement, the Hulu Brand License Agreement and any other applicable services, rights and obligations pursuant to Contracts or other agreements entered into in connection with the Transactions, which financial statements shall include audited financial statements for the 2024, 2023 and 2022 fiscal years (containing combined balance sheets as of September 30, 2023 and as of September 28, 2024 (the “HL Balance Sheet”) and combined statements of income and cash flows for the fiscal years ended October 1, 2022, September 30, 2023 and September 28, 2024), prepared in accordance with GAAP (except as permitted by rules and regulations of the SEC), together with all related notes and schedules thereto, accompanied by an audit report of Parent’s auditor, PricewaterhouseCoopers LLP (collectively, the “HL Audited Financial Statements”); and

(b) Parent and Hulu shall, and shall cause their respective Affiliates and Representatives to, use commercially reasonable efforts to cooperate with Fubo and its Affiliates and Representative to prepare any other financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) required to be included in the Proxy Statement or to comply with the rules and regulations of the SEC, including the requirements of Regulation S-X, and any applicable SEC interpretive guidance in respect thereof, and provide and make reasonably available upon reasonable notice the applicable employees of Hulu to discuss the materials prepared and delivered pursuant to this Section 7.04.

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SECTION 7.05. Access; Confidentiality.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, and subject to the requirements of applicable Laws, Fubo shall give to Hulu and its Representatives reasonable access during normal business hours to the properties, books and records of Fubo and the Fubo Subsidiaries, in each case, for the purpose of consummating the Transactions and at Parent’s sole cost and expense, except that nothing herein shall require Fubo or any Fubo Subsidiary to disclose any (i) information that would give rise to a material risk of waiving the protection to Fubo or any Fubo Subsidiary of an attorney-client privilege, work product doctrine or other legal privilege, (ii) Contract to which Fubo or the Fubo Subsidiaries is a party or otherwise bound if disclosing such Contract would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate any rights pursuant to, such Contract, (iii) Trade Secrets or (iv) documents or information related to pricing or other matters that are highly sensitive or competitive in nature. Without limiting the foregoing, in the event that Fubo or any Fubo Subsidiary does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Hulu that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, including, in Fubo’s sole discretion, pursuant to customary “clean-room” or other appropriate procedures. Any investigation pursuant to this Section 7.05(a) shall be conducted in such manner as not to (x) interfere unreasonably with the conduct of the business of Fubo or the Fubo Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of Fubo or any of the Fubo Subsidiaries of their normal duties or (y) create an unreasonable risk of damage or destruction to any property or assets of Fubo or any of the Fubo Subsidiaries. Nothing in this Section 7.05(a) shall be construed to require Fubo, any of the Fubo Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of Fubo and the Fubo Subsidiaries will be subject to Fubo’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. All requests for access pursuant to this Section 7.05(a) must be directed to the Chief Legal Officer of Fubo, or another person designated in writing by Fubo.

(b) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, and subject to the requirements of applicable Laws, Hulu shall give to Fubo and its Representatives reasonable access during normal business hours to the properties, books and records of Hulu and its Subsidiaries, in each case, as they pertain to the HL Business or the HL Business Assets and for the purpose of consummating the Transactions and at Fubo’s sole cost and expense, except that nothing herein shall require Hulu or any of its Affiliates to disclose any (i) information that would give rise to a material risk of waiving the protection to Hulu or any of its Affiliates of an attorney-client privilege, work product doctrine or other legal privilege, (ii) Contract to which Hulu or any of its Affiliates is a party or otherwise bound if disclosing such Contract would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate any rights pursuant to, such Contract, (iii) Trade Secrets or (iv) documents or information related to pricing or other matters that are highly sensitive or competitive in nature. Without limiting the foregoing, in the event that Hulu or any of its Subsidiaries does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Fubo that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, including, in Hulu’s sole discretion, pursuant to customary “clean-room” or other appropriate procedures. Any investigation pursuant to this Section 7.05(b) shall be conducted in such manner as not to (x) interfere unreasonably with the conduct of the business of Hulu or any of its Affiliates or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of Hulu or any of its Affiliates of their normal duties or (y) create an unreasonable risk of damage or destruction to any property or assets of Hulu or any of its Affiliates. Nothing in this Section 7.05(b) shall be construed to require Hulu, any of its Affiliates or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of Hulu and its Subsidiaries will be subject to Hulu’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. All requests for access pursuant to this Section 7.06(b) must be directed to the Chief Counsel of Hulu (with a copy, which shall not constitute notice, to the Deputy Chief Counsel of Hulu), or another person designated in writing by Hulu.

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(c) Each of Hulu and Fubo acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions is subject to the terms of (i) the Mutual Non-Disclosure Agreement between Fubo and Parent, dated as of December 9, 2024 (as amended or modified from time to time, the “Confidentiality Agreement”) and (ii) the Clean Team Agreement. The terms of the Confidentiality Agreement and the Clean Team Agreement are hereby incorporated by reference. The Confidentiality Agreement and the Clean Team Agreement shall terminate at the Closing.

SECTION 7.06. No Solicitation; Other Offers.

(a) Subject to Section 7.06(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, Fubo shall not, and shall cause its directors, officers and employees and instruct its other Representatives (in their capacities as such) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal, (ii) furnish to any Person (other than Hulu or any of its Affiliates or any of their respective Representatives), or any Representative thereof, any nonpublic information, or afford to any Person (other than Hulu or any of its Affiliates or any of their respective Representatives) access to the business, properties, assets, books, records or other information, or to any personnel, of Fubo or any of its Subsidiaries, in any such case in connection with, or with the intent to facilitate, the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal, (iii) participate or engage in any discussions or negotiations with any Person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, except to (x) notify such Person that the provisions of this Section 7.06 prohibit any such discussions or negotiations or (y) seek to clarify and understand the terms and conditions of any inquiry, proposal or offer made by any Person solely to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal, (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 7.06(c)), (v) approve any transaction under, or any third party becoming an “interested shareholder” under Section 607.0901 of the FBCA or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 7.06(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, Fubo shall, and shall cause its directors, officers and employees and instruct its other Representatives (in their capacities as such) to, cease and cause to be terminated any and all discussions or negotiations with any Person (other than Hulu or any of its Affiliates or any of their respective Representatives), or any Representative thereof, conducted prior to the date of this Agreement with respect to any Alternative Proposal submitted as of, or prior to, the date of this Agreement. Within twenty-four (24) hours after the date of this Agreement, Fubo will terminate access by any Person (other than Hulu or any of its Affiliates or any of their respective Representatives) to any physical or electronic data room relating to a potential Alternative Proposal (or prior discussions in respect of a potential Alternative Proposal) and request that each Person (other than Hulu or any of its Affiliates or any of their respective Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) during the twelve (12) months prior to the date hereof relating to a potential Alternative Proposal promptly return to Fubo or destroy pursuant to the terms of such confidentiality agreement all documents and materials containing confidential information of Fubo that has been furnished by Fubo or any of its Representatives to such Person or any of its Representatives; provided that Fubo or the Fubo Board shall be permitted to grant a waiver of any standstill agreement with any Person solely to the extent required to permit such Person to privately make an Alternative Proposal to the Fubo Board, in each case, if the Fubo Board determines in good faith, after consultation with Fubo’s outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law. Without limiting the generality of the foregoing, Fubo acknowledges and agrees that, in the event any officer, director or employee of Fubo or any of its Subsidiaries takes any action that, if taken by Fubo, would be a breach of this Section 7.06, the taking of such action by such Person shall be deemed to constitute a breach of this Section 7.06 by Fubo.

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(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, within twenty-four (24) hours following receipt of an Alternative Proposal, Fubo shall (i) provide Hulu with written notice of such Alternative Proposal and (ii) communicate to Hulu the material terms and conditions of such Alternative Proposal (including any subsequent amendment thereto) and the identity of the Person making such Alternative Proposal. Fubo shall keep Hulu reasonably informed on a reasonably prompt basis with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Alternative Proposal, and shall, within twenty-four (24) hours of receipt or delivery thereof, provide Hulu with the material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Alternative Proposal and any financing commitments relating thereto.

(c) Notwithstanding anything to the contrary set forth in this Section 7.06 or elsewhere in this Agreement, if at any time prior to receipt of the Requisite Shareholder Approval Fubo or any of its Representatives has received a bona fide, written Alternative Proposal from any Person or group of Persons that did not result from a breach of this Section 7.06 and the Fubo Board determines in good faith, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and, after consultation with Fubo’s outside legal counsel, that the failure to take such action described in clause (i), (ii) or (iii) below would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law, then Fubo and any of its Representatives may (i) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons (provided that Fubo shall substantially concurrently provide to Hulu a copy of such Acceptable Confidentiality Agreement), (ii) furnish information with respect to Fubo and the Fubo Subsidiaries or provide access to the officers, employees, offices, properties, Contracts, books and records of Fubo and the Fubo Subsidiaries to the Person or group of Persons making such Alternative Proposal (provided that (x) Fubo shall substantially concurrently provide or make available to Hulu any information concerning Fubo that is provided to such Person or group of Persons and which was not previously provided or made available to Hulu and (y) Fubo shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons), (iii) participate and engage in discussions or negotiations with the Person or group of Persons making such Alternative Proposal regarding such Alternative Proposal, including to clarify the terms and conditions of such Alternative Proposal and (iv) otherwise facilitate such Alternative Proposal or assist such Person or group of Persons making such Alternative Proposal (and its Representatives and financing sources) with such Alternative Proposal. Within twenty-four (24) hours of such determination of the Fubo Board, Fubo shall provide written notice to Hulu of such determination of the Fubo Board made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, Fubo shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Fubo Board.

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(d) Subject to Section 7.06(b), neither the Fubo Board nor any committee thereof shall (i) withdraw, amend, modify or qualify the Fubo Board Recommendation in a manner adverse to Hulu, (ii) publicly approve or recommend an Alternative Proposal, (iii) fail to include the Fubo Board Recommendation in the Proxy Statement when disseminated to the shareholders of Fubo, (iv) if any Alternative Proposal is structured as a tender offer or exchange offer for the outstanding shares of Fubo Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Hulu or an Affiliate of Hulu), fail to recommend, within ten (10) Business Days after such commencement, against acceptance by the shareholders of Fubo of such tender offer or exchange offer or (v) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v), a “Fubo Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Fubo Board or any committee thereof to the shareholders of Fubo pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 7.06(f)(i) or any substantially similar communication to either of the foregoing, shall not be deemed to be a Fubo Board Recommendation Change or otherwise be prohibited under the terms of this Agreement. Parent and Hulu understand and agree that, for purposes of this Agreement, a factually accurate public statement by Fubo or the Fubo Board (or a committee thereof), to the extent required by Law, that solely describes Fubo’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, and the material terms of such Alternative Proposal will not, in and of itself, be deemed to be (A) a withdrawal, amendment, modification, or qualification or proposal by the Fubo Board (or a committee thereof) to withdraw, amend, modify, or qualify the Fubo Board Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Proposal or (C) a Fubo Board Recommendation Change.

(e) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to receipt of the Requisite Shareholder Approval, the Fubo Board may (i) in response to (x) the receipt of a bona fide, written Alternative Proposal received after the date hereof that did not result from a material breach of this Section 7.06 or (y) the occurrence of an Intervening Event, effect a Fubo Board Recommendation Change, or (ii) in response to a bona fide, written Alternative Proposal received after the date hereof that did not result from a material breach of this Section 7.06, enter into a definitive agreement implementing such applicable Alternative Proposal and terminate this Agreement pursuant to Section 9.03(b), provided that (A) the Fubo Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in the case of receipt of an Alternative Proposal, the Fubo Board determines in good faith (after consultation with Fubo’s financial advisor(s) and outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) Fubo provides written notice to Hulu at least three (3) Business Days prior to effecting a Fubo Board Recommendation Change or terminating this Agreement pursuant to Section 9.03(b) of its intent to take such action (a “Change of Recommendation Notice”), (D) prior to effecting such Fubo Board Recommendation Change or terminating this Agreement pursuant to Section 9.03(b), Fubo shall, and shall cause its Representatives to, be reasonably available to negotiate with Hulu in good faith (to the extent Hulu desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Fubo Board Recommendation Change or the termination of this Agreement pursuant to Section 9.03(b) and (E) no earlier than the end of such three (3) Business Day period, the Fubo Board determines in good faith (after consultation with Fubo’s outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Hulu in a binding written offer irrevocably made by Hulu, that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law (and, in the case of receipt of such Alternative Proposal, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of (x) the receipt of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the terms or conditions of such Alternative Proposal or (y) the occurrence of an Intervening Event, in the event of any change with respect to such Intervening Event, Fubo shall provide a new Change of Recommendation Notice to Hulu, and any Fubo Board Recommendation Change or termination of this Agreement pursuant to Section 9.03(b) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two (2) Business Days.

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(f) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Fubo or the Fubo Board from (i) taking and disclosing to the shareholders of Fubo a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; (ii) making any “stop, look and listen” disclosure to the shareholders of Fubo pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); or (iii) making any disclosure to the shareholders of Fubo that the Fubo Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law; provided that nothing in the foregoing will be deemed to permit the Fubo Board to effect a Fubo Board Recommendation Change other than in accordance with Section 7.06(e).

SECTION 7.07. Reasonable Best Efforts; Filings, etc..

(a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.07(d) and Section 7.07(e), each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities prior to the Outside Date, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties prior to the Outside Date, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby prior to the Outside Date.

(b) Subject to Section 7.07(c) and the other terms and conditions herein provided and without limiting the foregoing, Fubo and Hulu shall (and shall cause their respective Subsidiaries to):

(i) make their respective required filings under the HSR Act within ten (10) Business Days and under the foreign Regulatory Laws set forth on Section 5.02(c) of the Hulu Disclosure Letter as promptly as practicable; without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply as practicable with any reasonable request for information regarding the Transactions or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii) promptly notify each other of any communication concerning this Agreement or the Transactions to that party from any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be promptly provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

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(iii) not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance; provided, however, that the requirements of this Section 7.07(b)(iii) shall not apply to any meeting or substantive discussion between Hulu or its Representatives, on the one hand, and any Governmental Entity, on the other hand, to the extent that both (1) such a meeting or discussion relates to the sale or disposal of a Hulu business to the extent that it is not required by a Governmental Entity as part of a potential remedy, commitment or undertaking, and (2) Hulu has sought Fubo’s consent to a waiver of the requirements of this Section 7.07(b)(iii), which consent shall not be unreasonably withheld, conditioned or delayed;

(iv) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective Representatives intend to submit to any Governmental Entity;

(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and

(vi) deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing, subject to appropriate confidentiality agreements.

(c) Hulu and Fubo shall jointly direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Transactions or regulatory filings under applicable Regulatory Laws, subject to the provisions of Section 7.07(a), Section 7.07(b), Section 7.07(d) and Section 7.07(e).

(d) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under this Section 7.07 or elsewhere in this Agreement shall not, require Fubo, Hulu or any HL Subsidiary to (i)(A) agree to, or proffer to, sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Hulu, the HL Subsidiaries or any of their respective Affiliates or (B) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Hulu, the HL Subsidiaries, Fubo or its Subsidiaries, Newco or their respective Affiliates, or (ii) agree to, or proffer to, sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Fubo or its Subsidiaries. Neither Hulu nor Fubo shall (or shall permit any of its Subsidiaries to), agree or proffer to take any of such actions without the prior written consent of the other parties to this Agreement.

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(e) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under this Section 7.07 or elsewhere in this Agreement shall not, require Fubo or any Fubo Subsidiary to (i)(A) agree to, or proffer to, sell, divest, license or hold separate any rights in any carriage Contract or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network or (B) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Fubo, the Fubo Subsidiaries, Newco or their respective Affiliates, in each case, unless such restriction or limitation is conditioned upon the Closing.

(f) For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment.

(g) Parent and Hulu shall be solely responsible for and pay all filing fees payable to any Governmental Entity relating to the Transactions or regulatory filings under applicable Regulatory Laws.

SECTION 7.08. Transaction Litigation. Fubo shall provide Hulu with prompt written notice of any shareholders demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against Fubo, any Fubo Subsidiary or any of their respective directors or officers relating to this Agreement, the Transactions or any other transactions contemplated hereby (collectively, “Transaction Litigation”) and shall keep Hulu reasonably and promptly informed with respect to the status thereof. Subject to the execution of a customary joint defense agreement, Fubo shall (i) give Hulu the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation, (ii) consult in good faith with Hulu on a regular basis with respect to such defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Hulu’s advice with respect to any Transaction Litigation. Fubo shall not, and shall cause its Subsidiaries to not, compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation without Hulu’s written consent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, neither Parent nor Hulu shall be afforded any decision-making power or other authority over Transaction Litigation prior to the Closing except for the settlement or compromise consent set forth in the previous sentence.

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SECTION 7.09. Public Statements. Fubo and Hulu shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions (including any disclosure announcing this Agreement or the Transactions) and shall not issue any such public announcement or statement, including broad-based employee communications, prior to such consultation, except as may be required by applicable Law or any listing agreement with a national securities exchange or trading market; provided, however, that each of Fubo and Hulu may make, without consultation, (i) public statements or statements solely directed to employees, suppliers, customers, partners or vendors that are substantially similar to information relating to the Transactions or this Agreement that has been previously announced or made public on or after the date hereof in accordance with this Agreement and do not reveal material, nonpublic information regarding Fubo or Parent or their respective Subsidiaries and (ii) public statements related to a Superior Proposal, Intervening Event or Fubo Board Recommendation Change; provided, further, that nothing in this Section 7.09 shall be understood to alter the rights and obligations of Fubo, Hulu and their respective Affiliates under the Settlement Agreement regarding public announcements, statements or other disclosures.

SECTION 7.10. Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Law, to consummate the Transactions, including using its commercially reasonable efforts to obtain as promptly as reasonably practicable following the date of this Agreement all material consents, approvals or waivers from third parties that are necessary to consummate the Transactions; provided that, for the avoidance of doubt, any failure to obtain a consent, approval or waiver from a third party shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or 8.03(b) to be satisfied on the Closing Date and none of Hulu, Fubo or any of their respective Affiliates shall be required to agree to (a) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), (b) the provision of additional security (including a guarantee), or (c) otherwise make any accommodation or commitment or incur any liability or obligation to any third party in connection with obtaining any consent.

SECTION 7.11. Reorganizations and Related Matters.

(a) Fubo Reorganization. Prior to the Closing, Fubo shall, and shall cause its Subsidiaries to, perform the actions set forth in the restructuring plan attached hereto as Annex 7.11(a) (the “Fubo Reorganization”) and, as part of the Fubo Reorganization, Fubo will, pursuant to and in accordance with the Fubo Reorganization Documents, (i) form Fubo OpCo, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (ii) contribute the entirety of Fubo’s business (except as set forth in Section 7.11(b) (solely with respect to Molotov)) to either Fubo OpCo prior to the Closing or to Newco at the Closing. Following the date hereof and prior to the Closing, Fubo shall be permitted to modify the actions required in connection with the Fubo Reorganization only with the prior written consent of Hulu (such consent not to be unreasonably withheld, conditioned or delayed). Upon Hulu’s reasonable request, Fubo shall provide, in a reasonable level of detail, updates to Hulu on the status of implementation or completion of any actions taken pursuant to the Fubo Reorganization, including actions described in the Fubo Reorganization Documents.

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(b) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to effectuate and accept the contribution and transfer of Molotov SAS, a wholly owned French subsidiary of Fubo (“Molotov”), as part of the business of Fubo subject to the Fubo Reorganization and subsequent Fubo Contribution; provided, however, that, if and when the exercise of the French Put Option occurs in accordance with its terms, as from such exercise, Molotov shall be deemed part of the business of Fubo to be included in the Fubo Reorganization and the Fubo Contribution pursuant to, and as contemplated by, this Agreement and shall be subject to all provisions of this Agreement as they relate to the Fubo Subsidiaries. In particular, as from the exercise of the French Put Option pursuant to its terms, the equity interests or assets of Molotov shall be, to the extent consistent with Annex 7.11(a), part of the equity interests or assets to be contributed by Fubo to Fubo OpCo as part of the Fubo Reorganization and part of the equity interests or assets to be, directly or indirectly, contributed by Fubo to Newco in the Fubo Contribution, which is hereby expressly acknowledged and accepted by Hulu.

(c) Hulu Reorganization. Prior to the Closing, Hulu shall, and shall cause its Subsidiaries to, pursuant to and in accordance with the Hulu Reorganization Documents and in a manner consistent with the Intended Tax Treatment, (i) form HL as a direct wholly owned subsidiary of Hulu, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA, (ii) assign, transfer, convey and deliver, and cause its Subsidiaries to assign, transfer, convey and deliver, to HL, and cause HL to accept from Hulu or such Subsidiaries, all of Hulu’s or such Subsidiary’s right, title and interest in, to and under the HL Business Assets, free and clear of all Liens, other than Permitted Liens, (iii) cause HL to assume only the HL Business Liabilities, (iv) form Newco as a direct wholly owned subsidiary of Hulu, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (v) effect the HL Subscriber Contract Terms Update (collectively, the “Hulu Reorganization”). Following the date hereof and prior to the Closing, Hulu shall be permitted to modify the actions required in connection with the Hulu Reorganization only with the prior written consent of Fubo (such consent not to be unreasonably withheld, conditioned or delayed). Upon Fubo’s reasonable request, Hulu shall provide, in a reasonable level of detail, updates to Fubo on the status of implementation or completion of any actions taken pursuant to the Hulu Reorganization, including all actions described in the Hulu Reorganization Documents.

(d) HL Subscriber Contract Terms Update. At least thirty (30) days prior to the Closing, Hulu shall notify subscribers to the HL DMVPD Service of, and solicit such subscribers’ consent to, an amendment to the terms and conditions of the HL Subscriber Contract in accordance with the procedures set forth therein. The amendment (such amendment, the “HL Subscriber Contract Terms Update”) shall provide that, following the effectiveness of such amendment, such HL Subscriber Contract shall be binding as between HL and the applicable subscriber with respect to the provisions of the HL Subscriber Contract applicable to HL DMVPD Service, which provisions (and the specific rights, obligations and ownership of HL with respect thereto) shall be mutually agreed in good faith between Hulu and Fubo prior to the initiation of such amendment process (such agreement not to be unreasonably withheld, conditioned or delayed), and shall reasonably reflect the ownership rights of HL in such HL Subscriber Contracts and the Subscriber Data (subject to the terms and conditions of Annex 7.14(a)(iii)) as otherwise reflected in this Agreement and Annex 7.14(a)(iii) hereto.

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(e) Newco and HL. Hulu shall cause each of Newco and HL to take any action required by this Agreement to be taken by Newco or HL, as applicable, from the date of its formation through the Closing. Prior to the Closing, Hulu will cause each of Newco and HL not to undertake any activity or incur, directly or indirectly, any obligations or liabilities of any type or kind whatsoever, except for activities reasonably necessary to consummate the Transactions or incidental to its formation.

(f) Reorganization Documents. In furtherance of the assignment, transfer, conveyance and delivery of the HL Business Assets and HL Business Liabilities, in each case as specified in Article 2, prior to the Closing:

(i) Hulu shall, and shall cause its applicable Subsidiaries to, execute and deliver any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental Transfer Tax forms, if applicable) (collectively, the “Hulu Reorganization Documents”) as and to the extent necessary to give effect to and evidence HL Contribution and the transfer, conveyance, assignment and delivery of Hulu’s and its Affiliates’ rights, title and interest in and to the HL Business Assets to the HL Subsidiaries, to form the HL Subsidiaries and to consummate the Hulu Reorganization (it being understood that the terms of the Hulu Reorganization Documents shall be reasonably acceptable to Fubo and shall be consistent with Annex 7.14(a)(i) through 7.14(a)(iv)), and

(ii) Fubo shall, and shall cause its applicable Subsidiaries to, execute and deliver any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental Transfer Tax forms, if applicable) (collectively, the “Fubo Reorganization Documents” and, together with the Hulu Reorganization Documents, the “Reorganization Documents”) as and to the extent necessary to give effect to and evidence the Fubo Contribution, to form Fubo OpCo and to consummate the Fubo Reorganization (it being understood that the terms of the Fubo Reorganization Documents shall be reasonably acceptable to Hulu and shall be consistent with Annex 7.14(a)(i) through 7.14(a)(iv)).

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SECTION 7.12. Wrong Pockets.

(a) If, at any time after the Closing and prior to the five-year anniversary thereof, Parent or any of its Affiliates (i) receives any funds (including any reimbursement, refund or other amount relating to any claim in respect of workers’ compensation, litigation, insurance or otherwise) arising from any HL Business Asset, (ii) owns or is in possession of any HL Business Asset, or (iii) remains subject to any HL Business Liabilities or any HL Business Liabilities were not assumed by an HL Subsidiary prior to the Closing, then Parent shall promptly transfer or assign, or cause its applicable Affiliate to transfer or assign, such funds, HL Business Assets, or HL Business Liabilities to Newco or its designated Affiliate (and Newco or its designated Affiliate shall accept any such funds, HL Business Assets and irrevocably assume any such HL Business Liabilities), for no additional consideration. Until the earlier of (i) the date on which such transfer is effected and (ii) the five-year anniversary of the Closing, Parent shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of Newco or its designated Affiliate, such funds or HL Business Assets and provide to Newco or its designated Affiliate all of the benefits arising from such funds or HL Business Assets and otherwise cause such funds or HL Business Assets to be used as reasonably instructed by Newco or its designated Affiliate.

(b) If, at any time after the Closing and prior to the five-year anniversary thereof, Newco or any of its Subsidiaries (i) receives any funds (including any reimbursement, refund or other amount relating to any claim in respect of workers’ compensation, litigation, insurance or otherwise) arising from the Parent Retained Business (excluding any funds to which Newco or any of its Subsidiaries is entitled pursuant to this Agreement or any Ancillary Agreement) or (ii) remains subject to any Parent Retained Liabilities or any Parent Retained Liabilities were not retained by Parent or any of its Affiliates (other than the HL Subsidiaries or any Subsidiaries of Newco), then Newco shall promptly transfer or assign, or cause its applicable Subsidiary to transfer or assign, such funds or Parent Retained Liabilities to Parent or its designated Affiliate (and Parent or its designated Affiliate shall accept any such funds and irrevocably assume any such Parent Retained Liabilities), for no additional consideration. Until the earlier of (i) the date on which such transfer is effected and (ii) the five-year anniversary of the Closing, Newco shall, or shall cause its applicable Subsidiary to, preserve the value of, and hold in trust for the use and benefit of Parent or its designated Affiliate, such funds and provide to Parent or its designated Affiliate all of the benefits arising from such funds and otherwise cause such funds to be used as reasonably instructed by Parent or its designated Affiliate.

(c) Notwithstanding anything in this Section 7.12 to the contrary, this Section 7.12 shall not apply to Taxes, other than Parent Retained Tax Liabilities; provided that, if, at any time after the Closing, Newco or any of its Subsidiaries receives any refund of Taxes attributable to Parent Retained Tax Liabilities, Newco shall promptly transfer or assign, or cause its applicable Subsidiary to transfer or assign, such refund to Parent or its designated Affiliate.

SECTION 7.13. Fubo Board of Directors; HL Subsidiaries.

(a) Prior to the Closing, Fubo shall take all action necessary to cause the Fubo Board, effective as of the Closing, to consist of nine (9) members comprised of (a) five (5) directors, including the chairman of the Board of Directors, designated by Hulu no later than ten (10) Business Days prior to the Closing, (b) the Chief Executive Officer of Fubo immediately prior to the Closing, and (c) three (3) directors that are independent for purposes of the NYSE’s listing rules, two (2) of whom shall be designated by Fubo, and reasonably acceptable to Hulu and one (1) of whom shall be designated by Hulu, in each case no later than ten (10) Business Days prior to the Closing. In furtherance of the foregoing, Fubo shall use reasonable best efforts to cause, at Hulu’s request, any directors of Fubo prior to the Closing to execute and deliver a letter in a form reasonably acceptable to Fubo (each, a “Resignation Letter”) effectuating each such director’s resignation as a director of Fubo, effective as of the Closing.

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(b) Prior to the Closing, Hulu shall take all action necessary to appoint the persons set forth on Section 7.13 of the Hulu Disclosure Letter as the officers of each HL Subsidiary. In furtherance of the foregoing, Hulu shall use reasonable best efforts to cause the officers of each HL Subsidiary prior to the Closing to execute and deliver a letter effectuating each such officer’s resignation as an officer of such HL Subsidiary, effective as of the Closing.

SECTION 7.14. Certain Agreements.

(a) Between the date hereof and the Closing, Parent, Fubo and Hulu shall each use reasonable best efforts to finalize and enter into, or cause its applicable Affiliate to enter into, effective as of the Closing, the following agreements on terms and conditions consistent with the applicable term sheet or annex referenced below and such other terms and conditions as are mutually agreed among the parties thereto:

(i) the tax receivables agreement (the “Tax Receivables Agreement”) reflecting the terms and conditions of the Tax Receivables Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(i);

(ii) the registration rights agreement (the “Registration Rights Agreement”) reflecting the terms and conditions set forth in the term sheet attached hereto as Annex 7.14(a)(ii);

(iii) (i) the HL transition services agreement (the “HL Transition Services Agreement”) reflecting the terms and conditions of the HL Transition Services Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii), (ii) the HL commercial services agreement (the “HL Commercial Services Agreement”) reflecting the terms and conditions of the HL Commercial Services Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii) and (iii) the Hulu brand license agreement (the “Hulu Brand License Agreement”) reflecting the terms and conditions of the Hulu Brand License Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii); and

(iv) (i) the Newco Operating Agreement reflecting the terms and conditions related to (A) the tax provisions of the Newco Operating Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv) and (B) the corporate governance provisions of the Newco Operating Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv) and (ii) the Stockholders Agreement reflecting the terms and conditions of the Stockholders Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv).

(b) As promptly as practicable after the date hereof, and in any event prior to the filing and mailing of the Proxy Statement pursuant to Section 7.01, Parent, Fubo and Hulu shall each use reasonable best efforts to finalize forms of the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Certificate of Incorporation of Fubo and the Bylaws of Fubo, in each case, on terms and conditions consistent with this Agreement, Annex 7.14(a)(iv) and such other terms and conditions as are mutually agreed among the parties.

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SECTION 7.15. Anti-Takeover Statutes. Fubo and the Fubo Board shall, and shall cause the Fubo Subsidiaries to, (a) grant such approvals and take all actions necessary so that no “business combination”, “affiliated transactions”, “control share acquisition”, or any other “moratorium”, “control-share”, “fair price”, “interested shareholder” or takeover or similar Laws become applicable to this Agreement or the Transactions and (b) if any such anti-takeover or similar Law becomes applicable to this Agreement or the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions, including, if necessary, challenging the validity or applicability thereof.

SECTION 7.16. Records.

(a) During the two-year period following the Closing, and subject to the requirements of applicable Laws, Hulu shall (i) give to Fubo and its Representatives reasonable access during normal business hours to the officers, employees, offices, properties, books and records of Hulu and its Subsidiaries, (ii) furnish to Fubo and its Representatives such financial and operating data and other information concerning Hulu’s business, personnel, assets, liabilities and properties as Fubo may reasonably request and (iii) instruct its Subsidiaries’ Representatives to cooperate reasonably with Fubo in its investigation of Hulu and its Subsidiaries, in each case, relating to the HL Subsidiaries, the HL Business or the HL Business Assets for periods prior to the Closing as is reasonably necessary (A) for financial reporting and accounting matters, (B) to facilitate the investigation, litigation, settlement and final disposition of any claims that may have been or may be made by or against Fubo, Newco or any of their respective Affiliates (excluding any claims made by F, Newco or their respective Affiliates against Parent or its Affiliates) or (C) in connection with any investigation by any Governmental Entity, except that nothing herein shall require Parent or any of its Subsidiaries to disclose any information that would waive the protection to Hulu or any of its Affiliates of an attorney-client privilege, work product doctrine or other legal privilege. Without limiting the foregoing, in the event that Hulu or any of its Subsidiaries does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Fubo or Newco, as applicable, that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege. Any investigation pursuant to this Section 7.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Hulu or its Affiliates.

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(b) During the two-year period following the Closing Date, except in the ordinary course of business, neither Hulu nor any of its Subsidiaries shall destroy or otherwise dispose, or permit the destruction or disposal, of any books or records relating to the HL Subsidiaries, the HL Business or the HL Business Assets for periods prior to the Closing that are in its or its Subsidiaries’ possession without first giving Fubo and Newco written notice of such intended destruction or disposition no later than twenty days prior to the date of such destruction or disposition and offering Fubo and Newco the opportunity to copy such books or records or deliver to Fubo or Newco, at Fubo’s or Newco’s expense, custody of such books or records. Notwithstanding anything herein to the contrary, Fubo and Newco shall have no rights with respect to any books or records relating to the finances and Taxes of the HL Business, the HL Business Assets or the HL Subsidiaries (“Tax Records”) that relate to any consolidated, affiliated, combined, unitary or other Tax group that includes Parent or any of its Affiliates (other than solely one or more HL Subsidiaries), including, for the avoidance of doubt, any Tax Records relating to Hulu, except to the extent such Tax Records relate to the tax attributes of the HL Business Assets (which Tax Records shall not be destroyed until the expiration of the last to expire of all applicable statutes of limitations for the taxable period or periods to which such Tax Records relate and, thereafter, Parent or its Affiliates, as applicable, may destroy or dispose of all or part of such Tax Records without affording any right (of notice or otherwise) to Fubo or Newco).

SECTION 7.17. Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Organizational Documents and Contractual Agreements. From and after the Closing, Fubo and the Fubo Subsidiaries shall (i) honor and fulfill, in all respects, the obligations of Fubo and the Fubo Subsidiaries, as applicable, pursuant to any indemnification agreements in existence as of the date of this Agreement and either set forth on Section 7.17(a) of the Fubo Disclosure Letter or entered into in the form publicly filed in the Fubo SEC Documents, in each case, between Fubo or any of the Fubo Subsidiaries, on the one hand, and any of its or their current or former directors, officers, members, managers or employees (and any person who becomes a director, officer, member, manager or employee of a member of Fubo or any of the Fubo Subsidiaries prior to the Closing), on the other hand, and (ii) maintain the provisions with respect to indemnification and advancement of expenses and exculpation from liability as set forth in the certificates of incorporation, bylaws and other organizational documents of Fubo and each Fubo Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any present or former individual who is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such Person is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other Person (each such person, an “Indemnified Person”) without his or her written consent except to the extent required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 7.17(a), from and after the Closing, Fubo shall, and shall cause the Fubo Subsidiaries to, indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable Law and under Fubo’s organizational documents as in effect as of immediately prior to the Closing, each Indemnified Person from and against any Losses in connection with any actual or threatened Action or other matter, whether civil, criminal, administrative or investigative, to the extent that such actual or threatened Action or other matter is based on, arising out of or relating to the fact that such Person is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such Person is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other Person and based on, arising out of or relating to any act, omission, fact, circumstance or other matter occurring or existing at or prior the Closing. Fubo and the Fubo Subsidiaries shall advance such costs, fees and expenses incurred by or on behalf of the Indemnified Persons to the fullest extent permitted under applicable Law and under Fubo’s organizational documents as in effect as of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Fubo nor any of the Fubo Subsidiaries shall settle or compromise or consent to the entry of any judgment or otherwise terminate any actual or threatened Action or other matter in which an Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person.

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(c) D&O Insurance. During the period commencing at the Closing and ending on the sixth anniversary of the Closing Date, Fubo and the Fubo Subsidiaries will maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural persons insured by Fubo and the Fubo Subsidiaries directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the date of this Agreement (such persons, “Insured Persons” and such insurance the “Current Insurance”) in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance; provided, however, that the aggregate annual premium for such insurance shall not exceed three hundred percent (300%) of the premium for the Current Insurance (the “Maximum Amount”); provided further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then Fubo and the Fubo Subsidiaries shall obtain the most coverage available for a cost not exceeding the Maximum Amount. Without limiting the foregoing, at or prior to the Closing, Fubo may obtain directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance covering the Insured Persons in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance.

(d) Third-Party Beneficiaries; No Impairment. The rights of each Indemnified Person and Insured Person under this Section 7.17 (i) shall survive consummation of the Transactions; (ii) are intended to benefit, and, after the Closing, shall be enforceable by, each Indemnified Person and Insured Person and their respective heirs, administrators, executors, successors, assigns and representatives (who shall be third party beneficiaries of this Section 7.17); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnified Person or Insured Person (and their respective heirs, administrators, executors, successors, assigns and representatives) may have by contract (including any indemnification agreement), law, equity or otherwise. Nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its coverage obligations existing now or in the future. After the Closing, the obligations set forth in this Section 7.17 may not be terminated, amended or otherwise modified in such a manner as to adversely affect the rights of any Indemnified Person or Insured Person without the prior written consent of such affected Indemnified Person or Insured Person.

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(e) Successors and Assigns. If Fubo, any of the Fubo Subsidiaries or any of their respective successors or assigns (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then, in each case, proper provisions will be made so that the successors and assigns of Fubo, the applicable Fubo Subsidiaries or any of their respective successors or assigns will assume all of the obligations of Fubo and the Fubo Subsidiaries set forth in this Section 7.17. Neither Fubo nor any of the Fubo Subsidiaries shall distribute, sell, transfer, convey or otherwise dispose of any of its or their properties or assets in a manner that could reasonably be expected to render Fubo, any of the Fubo Subsidiaries or any of their respective Subsidiaries unable to satisfy their respective obligations under this Section 7.17.

(f) Joint and Several Obligations. The obligations of Fubo and the Fubo Subsidiaries pursuant to this Section 7.17 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to Fubo or any of the Fubo Subsidiaries for any of its or their directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.17 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

SECTION 7.18. Affiliate Restrictions. If at any time following the Closing any of the individuals set forth on Section 11.03(b) of the Hulu Disclosure Letter become aware of any Contract (other than any contract with Newco or its Subsidiaries) to which Hulu or its Affiliates is a party that materially limits or restricts, or would be reasonably expected to materially limit or restrict, the operation of the businesses of Newco and its Subsidiaries (including the HL Business, the HL DMVPD Service and Fubo OpCo’s then-current business), or that imposes, or would reasonably be expected to impose, material programming obligations (including with respect to carriage, bundling, penetration, pricing or otherwise) on Newco and its Subsidiaries and their respective businesses (including minimum purchase, carrying, bundling or penetration or other requirements or obligations on the HL Business that, following the Closing, would be binding upon Fubo and its business and/or any other business of Newco that does not use the Hulu brand), then Hulu shall notify Fubo of such restriction, limitation or obligation, and, at the reasonable request of Fubo, shall use commercially reasonable efforts to remove such restriction, limitation or obligation as it pertains to Newco and its Subsidiaries; provided that none of Hulu or any of its Affiliates shall be required to agree to (a) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), (b) the provision of additional security (including a guarantee), or (c) otherwise make any accommodation or commitment or incur any liability or obligation to any third party in connection with its efforts to remove such restriction, limitation or obligation.

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SECTION 7.19. Additional Obligations. Each of Fubo, Parent and Hulu agree to take the actions set forth on Section 7.19 of the Hulu Disclosure Letter.

ARTICLE 8

CONDITIONS

SECTION 8.01. Conditions to the Obligations of Each Party to Effect the Transactions. The respective obligations of each of Hulu and Fubo to effect the Transactions shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver at or prior to the Closing) of each of the following conditions:

(a) Shareholder Approval. The Fubo Shareholder Approval shall have been obtained with respect to this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) (the “Requisite Shareholder Approval”).

(b) Antitrust/Competition. (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) each consent from a Governmental Entity required to be obtained with respect to the Transactions as set forth on Section 5.02(c) of the Hulu Disclosure Letter shall have been obtained (or, if applicable, the applicable waiting periods shall have expired or been earlier terminated).

(c) No Injunctions or Restraints. No Governmental Entity of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions.

(d) Reorganizations. The Hulu Reorganization and the Fubo Reorganization each shall have been completed in all material respects in accordance with the Reorganization Documents.

(e) Fubo Filings. The filed Florida Articles of Conversion shall have been accepted by the FDOS and the filed Delaware Certificate of Conversion and Certificate of Incorporation of Fubo shall have been accepted by the DSOS, and each shall be in full force and effect in accordance with their respective terms, without further amendment or modification.

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SECTION 8.02. Conditions to the Obligations of Hulu to Effect the Transactions. The obligations of Hulu to effect the Transactions shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Hulu at or prior to the Closing) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Fubo set forth in (i) Section 4.06(a) and Section 4.02(b)(ii) shall be true and correct in all respects as of the date of this Agreement; (ii) Section 4.02(b)(i), Section 4.02(c) and Section 4.02(e) shall be true and correct in all respects (except for any inaccuracies that individually and in the aggregate are de minimis relative to the total fully-diluted equity capitalization of Fubo) as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); (iii) Section 4.01(a), Section 4.01(c), Section 4.02 (other than Section 4.02(b) and Section 4.02(e)), Section 4.03(a), Section 4.03(b)(i), Section 4.10 and Section 4.12 (without giving effect to any qualification as to “materiality” or Fubo Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); and (iv) Article 4 and not included in the preceding clauses (i), (ii) or (iii) (without giving effect to any qualification as to “materiality” or Fubo Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the transactions contemplated by this Agreement prior to the Outside Date.

(b) Performance of Obligations of Fubo. Fubo shall have performed, and complied with, in all material respects all obligations required to be performed, or complied with, by it under this Agreement at or prior to the Closing.

(c) Certificate. Fubo shall have delivered to Hulu a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of Fubo, certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied.

(d) Closing Deliverables. Fubo shall have delivered to Hulu or Newco, as applicable, the items to be delivered pursuant to Section 3.03.

SECTION 8.03. Conditions to the Obligations of Fubo to Effect the Transactions. The obligations of Fubo to effect the Transactions shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Fubo at or prior to the Closing) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Hulu set forth in (i) Section 5.05(a) shall be true and correct in all respects as of the date of this Agreement; (ii) Section 5.01(a), Section 5.01(c), Section 5.02(a), Section 5.02(b)(i), Section 5.03(a) and Section 5.09 (without giving effect to any qualification as to “materiality” or HL Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); and (iii) Article 5 and not included in the preceding clauses (i) and (ii) (without giving effect to any qualification as to “materiality” or HL Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of this clause (iii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the transactions contemplated by this Agreement prior to the Outside Date.

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(b) Performance of Obligations of Parent and Hulu. Each of Parent and Hulu shall have performed, and complied with, in all material respects all obligations required to be performed, or complied with, by it under this Agreement at or prior to the Closing.

(c) Certificate. Hulu shall have delivered to Fubo a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of Hulu, certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied.

(d) Closing Deliverables. Parent and Hulu shall have delivered, or caused their Subsidiaries, as applicable, to deliver, to Fubo the items to be delivered pursuant to Section 3.02.

ARTICLE 9

TERMINATION

SECTION 9.01. Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained, by mutual written consent of Hulu and Fubo.

SECTION 9.02. Termination by Fubo or Hulu. This Agreement may be terminated at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained, by either Fubo or Hulu upon written notice thereof to the other party hereto, if:

(a) the Closing Date shall not have occurred on or before April 6, 2026 (such date or such later date, if any, as is provided in the proviso of this Section 9.02(a), the “Outside Date”); provided, however, that, if as of such date, the conditions set forth in Section 8.01(b) and, solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law, Section 8.01(c) have not been satisfied (but all other conditions set forth in Article 8 have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date shall be automatically extended to July 6, 2026 (such date, the “First Extended Outside Date”); provided, further, that, in the event that, on the First Extended Outside Date, the conditions set forth in Section 8.01(b) and, solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law, Section 8.01(c) have not been satisfied (but all other conditions set forth in Article 8 have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date shall be automatically extended to October 6, 2026; provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party hereto whose breach of its obligations under this Agreement has been a principal cause of the failure of the Closing to occur on or before the date of such termination;

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(b) if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction over Hulu, an HL Subsidiary or Fubo shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions, and in each case, such Order or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party hereto whose breach of its obligations under this Agreement has been a principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality; or

(c) the Fubo Shareholder Meeting shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof.

SECTION 9.03. Termination by Fubo. This Agreement may be terminated at any time prior to the Closing by Fubo, upon written notice thereof to Hulu, if:

(a) (i) Fubo is not in breach of this Agreement such that Hulu has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.04(a), (ii) Hulu shall have breached or otherwise failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Hulu set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Hulu to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Hulu is not capable of being cured by the Outside Date or is not cured within thirty (30) days following Fubo’s delivery of written notice to Hulu of such breach, failure to perform or inaccuracy;

(b) prior to receipt of the Requisite Shareholder Approval, if (i) the Fubo Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 7.06 (including that Fubo has complied in all material respects with Section 7.06 with respect to the applicable Superior Proposal) in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal and (ii) Fubo concurrently pays Hulu the Fubo Termination Fee payable to Hulu pursuant to Section 9.05(a); or

(c) Hulu or any of its Affiliates shall have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.

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SECTION 9.04. Termination by Hulu. This Agreement may be terminated at any time prior to the Closing by Hulu, upon written notice thereof to Fubo, if:

(a) (i) Hulu is not in breach of this Agreement such that Fubo has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.03(a), (ii) Fubo shall have breached or otherwise failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Fubo set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Fubo is not capable of being cured by the Outside Date or is not cured within thirty (30) days following Hulu’s delivery of written notice to Fubo of such breach, failure to perform or inaccuracy;

(b) a Fubo Board Recommendation Change (whether in respect of a Superior Proposal or an Intervening Event) shall have occurred; or

(c) Fubo or any of its Affiliates shall have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.

SECTION 9.05. Effect of Termination.

(a) Fubo Termination Fee. Fubo shall pay to Hulu $50,000,000 (the “Fubo Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Hulu, in the event that:

(i) (A) this Agreement is terminated by Hulu or Fubo pursuant to (1) Section 9.02(a) and, at the time of such termination, the condition set forth in Section 8.01(a) shall not be satisfied or (2) Section 9.02(c); (B) following the execution and delivery of this Agreement and prior to the Fubo Shareholder Meeting, an Alternative Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed; and (C) within twelve (12) months following such termination of this Agreement, (1) Fubo enters into a definitive agreement with any third party with respect to an Alternative Proposal or (2) an Alternative Transaction is consummated, in which case the Fubo Termination Fee shall be payable concurrently with the earlier of (x) Fubo’s entry into the definitive agreement with respect to such Alternative Proposal and (y) the consummation of such Alternative Transaction;

(ii) this Agreement is terminated by Fubo pursuant to Section 9.03(b), in which case the Fubo Termination Fee shall be payable concurrently with such termination; or

(iii) this Agreement is terminated (A) by Hulu pursuant to Section 9.04(b) or (B) by Hulu or Fubo pursuant to Section 9.02(c) if, at the time of such termination pursuant to Section 9.02(c), Hulu would also have the right to terminate this Agreement pursuant to Section 9.04(b), in which case the Fubo Termination Fee shall be payable within two (2) Business Days after such termination.

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For purposes of the references to “Alternative Proposal” or “Alternative Transaction” in this Section 9.05(a), all references in the definition of “Alternative Transaction” to twenty percent (20%) and eighty percent (80%) shall be deemed references to fifty percent (50%).

(b) Hulu Termination Fee. Hulu shall pay to Fubo $130,000,000 minus any amount actually paid by Hulu to Fubo pursuant to Section 7.19 prior to the termination of this Agreement (the “Hulu Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Fubo, in the event that this Agreement is terminated:

(i) by Fubo pursuant to Section 9.03(a) or by Hulu pursuant to Section 9.02(a) or Section 9.02(b) at a time when this Agreement is terminable by Fubo pursuant Section 9.03(a); or

(ii) by Fubo or Hulu pursuant to Section 9.02(a) or Section 9.02(b) if, at the time of such termination, all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (with respect to Section 8.01(c), solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law);

then Hulu shall pay (or cause to be paid) to Fubo the Hulu Termination Fee (x) no later than two (2) Business Days after such termination in the event of a termination by Fubo and (y) as a condition to termination in the event of a termination by Hulu.

(c) Notwithstanding anything in this Agreement to the contrary, each of Hulu and Fubo acknowledge and hereby agree that in no event shall either party be required to pay the Fubo Termination Fee or the Hulu Termination Fee, as applicable, on more than one (1) occasion, whether or not the Fubo Termination Fee or the Hulu Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

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(d) Hulu and Fubo acknowledge that the agreements contained in this Section 9.05 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties hereto would not enter into this Agreement. Except in the case of fraud, (i) payment of the Fubo Termination Fee shall constitute the sole and exclusive remedy for monetary damages of Hulu against the Fubo Related Parties in circumstances in which the Fubo Termination Fee is payable hereunder, (ii) payment of the Hulu Termination Fee shall constitute the sole and exclusive remedy for monetary damages of Fubo and its Subsidiaries against the Hulu Related Parties in circumstances in which the Hulu Termination Fee is payable hereunder, in the case of each of clauses (i) and (ii), for any loss suffered as a result of the failure to consummate the transactions contemplated by this Agreement, (iii) upon payment of the Fubo Termination Fee in circumstances in which the Fubo Termination Fee is payable hereunder, none of the Fubo Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and no Hulu Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Fubo or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination and (iv) upon payment of the Hulu Termination Fee in circumstances in which the Hulu Termination Fee is payable hereunder, none of the Hulu Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and no Fubo Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Hulu or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that nothing in this Section 9.05(d) shall limit the rights or remedies of Parent, Hulu or Fubo under Section 11.04(c). If Fubo or Hulu (A) fails to timely pay any amount due pursuant to this Section 9.05, and, in order to obtain the payment, Hulu or Fubo, as applicable, commences an Action which results in a judgment against Fubo or Hulu, as applicable, for the payment set forth in this Section 9.05, or (B) Hulu fails to timely effect the Closing on the date that the Closing was supposed to occur in accordance with Section 2.01, and, in order to enforce Hulu’s obligation to so effect the Closing, Fubo commences an Action that results in a decree or order of specific performance against Hulu, in each case of clauses (A) and (B), Fubo shall pay Hulu or Hulu shall pay Fubo, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Any proper and valid termination of this Agreement pursuant to Sections 9.01 through 9.04 shall be effective immediately upon the delivery of written notice by the terminating party to the other party hereto specifying the provision or provisions pursuant to which such termination is being effected. If this Agreement is terminated in accordance with Sections 9.01 through 9.04, this Agreement shall forthwith become null and void and, except as set forth in this Section 9.05, there shall be no liability or obligation on the part of Hulu, Fubo or their respective Affiliates or Representatives, provided that (i) Section 7.05(c), this Section 9.05 and Article 9 and the Confidentiality Agreement and the Clean Team Agreement will survive termination hereof and (ii) subject to Section 9.05(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, cause a breach of this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by Hulu pursuant to Section 9.04(c), this Agreement shall forthwith become null and void ab initio, without any liability or obligation on the part of any Hulu Related Party, and no Fubo Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Hulu or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

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ARTICLE 10

INDEMNIFICATION

SECTION 10.01. Indemnification by Hulu. During the period commencing at the Closing and ending, with respect to Parent Retained Tax Liabilities, on the date that is sixty days after the expiration of the applicable statute of limitations, and with respect to other Parent Retained Liabilities, on the fifth anniversary of the Closing Date, Hulu shall indemnify and hold harmless Fubo, the Fubo Subsidiaries, the HL Subsidiaries and their respective Affiliates, their respective Representatives and their respective successors and assigns (each, a “Fubo Indemnified Party”) from and against, and be liable to the Fubo Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Fubo Indemnified Party arising out of, based upon, related to or resulting from any Parent Retained Liability.

SECTION 10.02. Indemnification by Fubo. During the period commencing at the Closing and ending on the fifth anniversary of the Closing Date, Fubo shall cause Newco to indemnify and hold harmless Hulu and its Affiliates, their respective Representatives and their respective successors and assigns (each, a “Hulu Indemnified Party”) from and against, and be liable to the Hulu Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Hulu Indemnified Party arising out of, based upon, related to or resulting from any HL Business Liability.

SECTION 10.03. Indemnification Claims.

(a) Any Fubo Indemnified Party or Hulu Indemnified Party seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 10.01 or Section 10.02, as applicable, shall (i) promptly (and in any event within 10 Business Days after receipt of notice of such Third-Party Claim) notify Hulu or Newco, as applicable (the “Indemnifying Party”), of the Third-Party Claim and (ii) as promptly as practicable, transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and an estimate of any Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 10.03 will not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

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(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim (except in the case of an Excluded Matter) if the Indemnifying Party promptly notifies the Indemnified Party (and in any event within 30 days after having received any Claim Notice) in writing that it is exercising its right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (and reasonably satisfactory to the Indemnified Party) in all appropriate proceedings. The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any compromise or settlement of such claim without the prior written consent of the Indemnified Party; provided, however, the consent of the Indemnified Party shall not be required for any compromise or settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such compromise or settlement (A) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and (B) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such Third-Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party based on the advice of counsel, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel (which counsel shall be reasonably satisfactory to the Indemnifying Party), the reasonable and documented costs and expenses of which shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if a Third-Party Claim involves a criminal proceeding (each, an “Excluded Matter”), then, in each case, the Indemnified Party shall have the right to defend the applicable Third-Party Claim in accordance with Section 10.03(c) below.

(c) In the event of an Excluded Matter, or if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.03(b) within 30 days after receipt of any Claim Notice (or notifies the Indemnified Party within such time period that it elects not to defend the Indemnified Party) and thereafter fails to diligently conduct such defense (as determined by a court of competent jurisdiction), then, in each such instance, the Indemnified Party shall have the right to defend against the applicable Third-Party Claim and be reimbursed for its reasonable and documented cost and expense in regard to such Third-Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, or in the case of an Excluded Matter, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses. The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Losses it may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).

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(e) From and after the Closing, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Losses based on, arising out of or otherwise in respect of any matter addressed in Article 10, except for remedies involving specific performance or other equitable relief.

(f) The provisions of this Section 10.03 shall not apply to third-party claims in respect of Taxes (other than claims that include Taxes as ancillary Losses in respect of a non-Tax claim), which claims in respect of Taxes shall be governed by the Newco Operating Agreement.

SECTION 10.04. Limitation of Liability. No party will be liable to any other party for Losses under this Article 10 that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are awarded to a third party in a Third-Party Claim. The amount of any Losses shall be net of any recovery or benefit (including insurance and indemnification) actually received by the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification (net of reasonable expenses incurred in obtaining such recovery or benefit) and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party.

SECTION 10.05. Tax Treatment of Indemnification. To the extent allowed by applicable Law and unless otherwise agreed by the parties hereto, for U.S. federal and applicable state and local income tax purposes, any indemnity payment made under this Article 10 shall be treated as the reimbursement of a payment made by the Indemnified Party as agent for the Indemnifying Party.

ARTICLE 11

GENERAL PROVISIONS

SECTION 11.01. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses, or such other address or email address as such party may hereafter specify by like notice to the other party hereto:

(a)	if to Parent or Hulu:

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Attention:	Justin Warbrooke

James Kapenstein

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with a further copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention:	Faiza Saeed

Daniel Cerqueira

Cole DuMond

Alexander Greenberg

E-mail:	fsaeed@cravath.com

dcerqueira@cravath.com

cdumond@cravath.com

agreenberg@cravath.com

(b)	if to Fubo:

fuboTV Inc.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Attention: Chief Legal Officer

with a further copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Andrew Elken

Owen Alexander

E-mail:	Andrew.Elken@lw.com

Owen.Alexander@lw.com

SECTION 11.02. Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

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SECTION 11.03. Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, annexes, exhibits or other attachments to this Agreement. The Fubo Disclosure Letter, the Hulu Disclosure Letter, all annexes and schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Any references in this Agreement: (a) to “knowledge” of Fubo shall mean the actual knowledge of the individuals identified in Section 11.03(a) of the Fubo Disclosure Letter; and (b) to the “knowledge” of Hulu shall mean the actual knowledge of the individuals identified in Section 11.03(b) of the Hulu Disclosure Letter. The phrase “made available”, when used in reference to anything made available by Fubo or Hulu or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of Fubo or its Representatives for purposes of the Transactions and made accessible to Parent and Hulu and their Representatives (including any “clean team room” or similar depository within such electronic data room) prior to 11:59 p.m. New York City time on the day prior to the date of this Agreement, (ii) uploaded to the electronic data room maintained by or on behalf of Hulu or its Representatives for purposes of the Transactions and made accessible to Fubo and its Representatives (including any “clean team room” or similar depository within such electronic data room) prior to 11:59 p.m. New York City time on the day prior to the date of this Agreement or (iii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The term “Dollars” and “$” mean U.S. dollars. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. References to “days” shall mean “calendar days” unless expressly stated otherwise.

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SECTION 11.04. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 11.04 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the parties expressly acknowledges and agrees that the other party and its stockholders or shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders or shareholders, and that such other party on behalf of itself and its stockholders or shareholders shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions. No party shall oppose the granting of an injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of equitable relief is unenforceable, invalid or not an appropriate remedy for any reason at law or equity. Any party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.04(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

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SECTION 11.05. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.06. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Section 7.17, which shall be for the express benefit of the Indemnified Persons and the Insured Persons.

SECTION 11.07. Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transactions are consummated.

SECTION 11.08. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

SECTION 11.09. Entire Agreement. This Agreement (including the Hulu Disclosure Letter, the Fubo Disclosure Letter, the Ancillary Agreements, annexes, exhibits and letters hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 11.10. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by action by or on behalf of the respective board of directors of the parties hereto or the shareholders of Fubo; provided, however, that after the Requisite Shareholder Approval is obtained, no amendment shall be made without the further approval of such Fubo shareholders except as permitted by Law. This Agreement (including the Fubo Disclosure Letter and the Hulu Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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SECTION 11.11. Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party shall be deemed to have waived any claim arising out of this Agreement or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

SECTION 11.12. Disclosure Letters. Any disclosure contained in the Fubo Disclosure Letter or the Hulu Disclosure Letter with reference to the corresponding section or subsection of this Agreement shall be deemed to apply to such section or subsection and any other section or subsection of the Fubo Disclosure Letter or Hulu Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in (a) the Fubo Disclosure Letter as an exception to a representation or warranty of Fubo in this Agreement or (b) the Hulu Disclosure Letter as an exception to a representation or warranty of Parent or Hulu in this Agreement shall not be deemed to be (i) an admission that such item is a material exception, fact, event or circumstance or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Fubo Material Adverse Effect or a HL Material Adverse Effect, as applicable (or trigger any other materiality qualification) or (ii) an admission or indication of any non-compliance with, or breach or violation of, any third party rights, Contract or Law. No reference to, or disclosure of, any item or other matter in the Fubo Disclosure Letter or the Hulu Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Walt Disney Company

By:	/s/James Kapenstein
Name:	James Kapenstein
Title:	Associate General Counsel

Hulu, LLC

By:	/s/ James Kapenstein
Name:	James Kapenstein
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement